Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

FARADAY HOLDINGS, LLC

INSTALLATION SERVICES HOLDINGS, LLC

INTERIOR SPECIALISTS, INC.

INSTALLATION SERVICES HOLDINGS, INC.

and

INTERIOR LOGIC GROUP HOLDINGS, LLC

Dated as of April 30, 2018

Section 11.15	Amendments	90
Section 11.16	No Recourse	90
Section 11.17	Debt Financing Sources	90

EXHIBITS

Exhibit A	Second Amended and Restated LLC Agreement
Exhibit B	Option Agreement
Exhibit C	Leakage
Exhibit D	Amended and Restated Littlejohn Management Services Agreement
Exhibit E	Amended and Restated Platinum Management Services Agreement
Exhibit F	Debt Commitment Letter

DISCLOSURE SCHEDULES

Disclosure Schedule from each of the following:

Interior Specialists, Inc.
Installation Services Holdings, Inc.

DEFINED TERMS

Accounting Principles	Section 1.01(a)
Accounts Receivable	Section 1.01(b)
Affiliate	Section 1.01(c)
Agreement	Introduction
Ancillary Agreements	Section 1.01(d)
Antitrust Authority	Section 1.01(e)
Antitrust Laws	Section 1.01(f)
Audited Financial Statements	Section 1.01(g)
Bonus Amounts	Section 1.01(h)
Business	Section 1.01(h)
Business Day	Section 1.01(j)
Cash and Cash Equivalents	Section 1.01(k)
Claim Notice	Section 10.02(e)
Class A Units	Recitals
Closing	Section 3.02
Closing Date	Section 1.01(l)
COBRA	Section 4.09(e)
Code	Section 1.01(m)
Commercially Available Software	Section 1.01(n)
Company	Introduction
Company Units	Recitals
Computer Software	Section 1.01(o)
Confidentiality Agreements	Section 1.01(p)
Contract	Section 1.01(q)
Copyrights	Section 1.01(r)
Debt Commitment Letter	Section 1.01(s)
Debt Financing	Section 1.01(t)
Debt Financing Agreements	Section 1.01(u)
Debt Financing Sources	Section 1.01(v)
Disclosure Schedules	Section 1.02(d)
Electronic Data Room	Section 1.01(s)
Encumbrance	Section 1.01(x)
Environment	Section 1.01(y)
Environmental Laws	Section 1.01(z)
ERISA	Section 4.09(a)
Expenses	Section 1.01(aa)
Faraday	Introduction
Faraday Group	Section 1.01(aa)
Fraud	Section 1.01(cc)
GAAP	Section 1.01(dd)
General Enforceability Exceptions	Section 4.01(c)
Governmental Authority	Section 1.01(ee)
Hazardous Material	Section 1.01(ff)
ILG	Introduction
ILG Audited Financial Statements	Section 5.05(a)

v

ILG Base Balance Sheet	Section 5.05(a)
ILG Board	Section 1.01(hh)
ILG Business Employees	Section 1.01(ii)
ILG Collective Bargaining Agreement	Section 5.12(n)
ILG Common Stock	Recitals
ILG Employee Benefit Plan	Section 5.09(a)
ILG Financial Statements	Section 5.05(a)
ILG Fundamental Representations	Section 10.01
ILG Indemnified Party	Section 10.02(a)
ILG Intellectual Property	Section 1.01(jj)
ILG Lease	Section 5.10(b)
ILG Leased Real Property	Section 5.10(b)
ILG Leases	Section 5.10(b)
ILG Licenses	Section 5.18
ILG Material Adverse Effect	Section 1.01(ll)
ILG Material Agreements	Section 5.12
ILG Policies	Section 5.15(a)
ILG Privileged Communications	Section 9.11(a)
ILG Qualified Plan	Section 5.09(d)
ILG R&W Insurance Policy	Section 1.01(mm)
ILG Related Party Agreement	Section 5.23
ILG Software	Section 1.01(nn)
ILG Systems	Section 1.01(oo)
ILG Top Customer	Section 5.19
ILG Top Supplier	Section 5.19
ILG’s Knowledge	Section 1.01(eee)
Indebtedness	Section 1.01(pp)
Indemnified Party	Section 1.01(qq)
Indemnifying Party	Section 1.01(rr)
Intellectual Property	Section 1.01(ss)
Interior Products	Section 1.01(tt)
IRS	Section 1.01(uu)
ISH	Introduction
ISH Group	Section 1.01(vv)
ISI	Introduction
ISI Audited Financial Statements	Section 4.05(a)
ISI Base Balance Sheet	Section 4.05(a)
ISI Board	Section 1.01(ww)
ISI Business Employees	Section 1.01(xx)
ISI Collective Bargaining Agreement	Section 4.12(n)
ISI Common Stock	Recitals
ISI Employee Benefit Plan	Section 4.09(a)
ISI Financial Statements	Section 4.05(a)
ISI Fundamental Representations	Section 10.01
ISI Indemnified Party	Section 10.02(b)
ISI Intellectual Property	Section 1.01(yy)

ISI Lease	Section 4.10(b)
ISI Leased Real Property	Section 4.10(b)
ISI Leases	Section 4.10(b)
ISI Licenses	Section 4.18
ISI Material Adverse Effect	Section 1.01(aaa)
ISI Material Agreements	Section 4.12
ISI Policies	Section 4.15(a)
ISI Privileged Communications	Section 9.11(b)
ISI Qualified Plan	Section 4.09(d)
ISI R&W Insurance Policy	Section 1.01(bbb)
ISI Related Party Agreement	Section 4.23
ISI Software	Section 1.01(ccc)
ISI Systems	Section 1.01(ddd)
ISI Top Customer	Section 4.19
ISI Top Supplier	Section 4.19
ISI’s Knowledge	Section 1.01(fff)
Knowledge of ILG	Section 1.01(eee)
Knowledge of ISI	Section 1.01(fff)
Law	Section 1.01(ggg)
Leakage	Section 1.01(hhh)
Litigation	Section 4.07
Littlejohn Management Services Agreement	Section 1.01(iii)
Losses	Section 1.01(hhh)
Management Services Agreements	Section 1.01(kkk)
Materiality Qualifiers	Section 10.02(l)
Net Working Capital	Section 1.01(lll)
Option Agreement	Recitals
Order	Section 1.01(mmm)
Organizational Documents	Section 1.01(nnn)
Patents	Section 1.01(ooo)
Permitted Action	Section 1.01(ppp)
Permitted Encumbrance	Section 1.01(ppp)
Person	Section 1.01(rrr)
Personal Information	Section 1.01(sss)
Platinum Management Services Agreement	Section 1.01(sss)
Pre-Closing Tax Period	Section 1.01(uuu)
Pre-Closing Tax Returns	Section 9.05(a)
R&W Insurance Policies	Section 1.01(vvv)
Related Party	Section 1.01(www)
Release	Section 1.01(xxx)
Representative	Section 1.01(yyy)
Required Financial Information	Section 1.01(zzz)
Required Financing Information	Section 1.01(aaaa)
Second Amended and Restated LLC Agreement	Recitals
Securities Act	Section 1.01(zzz)
Security Breaches	Section 4.13(c)

Senior Executive	Section 1.01(cccc)
Straddle Period	Section 1.01(dddd)
Subsidiary	Section 1.01(eeee)
Tax	Section 1.01(ffff)
Tax Claim	Section 9.05(e)
Tax Return	Section 1.01(gggg)
Third Party Rights	Section 4.13(b)
Third-Party Acquisition	Section 9.09(a)
Threshold	Section 10.02(c)(i)
Trade Secrets	Section 1.01(iiii)
Trademarks	Section 1.01(hhhh)
Transfer Taxes	Section 9.05(g)
Updated Financial Statements	Section 1.01(jjjj)
WARN	Section 4.11(d)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules hereto, this “Agreement”) is made and entered into as of April 27, 2018, by and among FARADAY HOLDINGS, LLC, a Delaware limited liability company (“Faraday”), INSTALLATION SERVICES HOLDINGS, LLC, a Delaware limited liability company (“ISH”), INTERIOR SPECIALISTS, INC., a California corporation (“ISI”), INSTALLATION SERVICES HOLDINGS, INC., a Delaware corporation (“ILG”), and INTERIOR LOGIC GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used and not defined in the body of this Agreement shall have the respective meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, Faraday owns one hundred percent (100%) of the issued and outstanding shares of common stock, par value $0.001 per share, of ISI (“ISI Common Stock”);

WHEREAS, ISH owns one hundred percent (100%) of the issued and outstanding shares of common stock, par value $0.01 per share, of ILG (“ILG Common Stock”);

WHEREAS, the Company was formed by ISH in anticipation of the transactions contemplated by this Agreement and transferred to Faraday and, as of the Closing Date, has or will have made an election to be treated as a corporation for federal and applicable state and local Tax purposes;

WHEREAS, Faraday desires to contribute all of the ISI Common Stock to the Company in exchange for 529,999 Class A Voting Common Units of the Company (the “Class A Units”), immediately following which, Faraday will own fifty-three percent (53%) of the issued and outstanding equity interests of the Company (the “Company Units”);

WHEREAS, ISH desires to contribute all of the ILG Common Stock to the Company in exchange for 470,000 Class A Units, immediately following which, ISH will own forty-seven percent (47%) of the Company Units;

WHEREAS, Faraday and ISH desire to amend and restate the existing amended and restated limited liability company agreement of the Company in the form attached hereto as Exhibit A (the “Second Amended and Restated LLC Agreement”) to reflect, among other things, the contributions described above;

WHEREAS, concurrently with the execution of this Agreement, certain members of Faraday have delivered counterparts to an option agreement with ISH in the form attached hereto as Exhibit B (the “Option Agreement”); and

WHEREAS, immediately following the Closing (as defined herein), (i) first, the Company will contribute the ISI Common Stock and the ILG Common Stock to Interior Logic Group Holdings II, LLC, (ii) second, Interior Logic Group Holdings II, LLC will contribute the ISI Common Stock and the ILG Common Stock to Interior Logic Group Holdings III, LLC, and (iii) third, Interior Logic Group Holdings III, LLC will contribute the ISI Common Stock and the ILG Common Stock to Interior Logic Group Holdings IV, LLC.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accounting Principles” means GAAP as applied in the preparation of the Audited Financial Statements, provided that to the extent such Audited Financial Statements are not in accordance with GAAP, GAAP shall apply.

(b) “Accounts Receivable” means, with respect to ISI or ILG and their respective Subsidiaries, as the case may be, all accounts receivable, notes receivable and other monies due to such Person for sales and deliveries of goods, performance of services, and other business transactions related to the Business arising prior to the Closing Date, in each case, in accordance with the Accounting Principles, and any claim, remedy or other right related to any of the foregoing.

(c) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “controls,” “is controlled by,” or “under common control with,” means the possession, directly or indirectly the power to direct the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

(d) “Ancillary Agreements” means the Second Amended and Restated LLC Agreement and the Option Agreement.

(e) “Antitrust Authority” means any or all of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

(f) “Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

(g) “Audited Financial Statements” means, collectively, the ILG Audited Financial Statements and the ISI Audited Financial Statements.

(h) “Bonus Amounts” means any and all severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by Faraday, ISI or its Subsidiaries, or ISH, ILG or its Subsidiaries, in each case triggered or required to be paid in whole or in part prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any employment payroll, social security, unemployment or withholding Taxes related to such amounts).

(i) “Business” means, with respect to ISI or ILG, as applicable, the business of fabricating, distributing, installing, marketing and selling Interior Products and the operation of design centers with respect to Interior Products.

(j) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(k) “Cash and Cash Equivalents” means cash, checks, money orders, readily marketable securities, short-term instruments and other cash equivalents, demand deposits and similar accounts, other than cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and any other restricted cash, as determined in accordance with GAAP, less the amount of checks written but not yet cleared.

(l) “Closing Date” means the date on which the Closing occurs.

(m) “Code” means the Internal Revenue Code of 1986, as amended.

(n) “Commercially Available Software” means, with respect to ISI or ILG, any Computer Software used pursuant to a third party Intellectual Property license that is generally commercially available and provided under “shrink wrap” or other generally available end-user licenses that is not incorporated into or redistributed with such Person’s or its Subsidiaries’ products or services.

(o) “Computer Software” means all computer software, including programs and applications, object and source code, databases, algorithms, and documentation therefor, in each case including all copyrights therein.

(p) “Confidentiality Agreements” means (i) the Confidentiality and Non-Disclosure Agreement, dated as of March 12, 2018, by and between ISI and ILG, and (ii) the Clean Team Confidentiality Agreement, dated as of April 18, 2018, by and between ISI and ILG.

(q) “Contract” means, with respect to any Person, any agreement, commitment, contract, indenture, loan, note, mortgage, instrument, lease (whether or not for real property) or undertaking of any kind or character, oral or written, to which such Person is a party or that is binding on such Person or its capital stock, assets, properties or business.

(r) “Copyrights” means copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications.

(s) “Debt Commitment Letter” means the commitment letter attached hereto as Exhibit F and the fee letters referred to therein.

(t) “Debt Financing” means the debt financing described in the Debt Commitment Letter.

(u) “Debt Financing Agreements” means the definitive agreements with respect to the Debt Financing.

(v) “Debt Financing Source” means each of Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any other Person that commits to provide the Debt Financing pursuant to the Debt Commitment Letter.

(w) “Electronic Data Room” means the electronic data room located at https://datasiteone.merrillcorp.com that has been designated as an online repository of documents relating to ISI and ILG in connection with the transactions contemplated by this Agreement.

(x) “Encumbrance” means any security interest, mortgage, charge, lien, option, pledge or other similar encumbrance.

(y) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, indoor or ambient air, and any other environmental media.

(z) “Environmental Laws” means all Laws or Orders relating to public or worker health or safety, pollution, or the protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on or prior to the Closing Date.

(aa) “Expenses” means, without duplication, and without duplication with the definition of Indebtedness, (i) the Bonus Amounts and (ii) all expenses of Faraday, ISH, ISI or its Subsidiaries or ILG or its Subsidiaries incurred or to be incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement, the Debt Financing Agreements and the other documents referred to herein and therein and the consummation of the transactions contemplated hereby and thereby and the Closing, including any prepayment penalties and other costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, in each case, payable by Faraday, ISH, ISI or its Subsidiaries or ILG or its Subsidiaries.

(bb) “Faraday Group” means Faraday and each of Faraday’s direct and indirect parent companies and their respective Affiliates.

(cc) “Fraud” means any willful and knowing commission of actual fraud, solely regarding the representations and warranties made in this Agreement or the Ancillary Agreements.

(dd) “GAAP” means generally accepted accounting principles as applied in the United States on a consistent basis.

(ee) “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or any arbitrator.

(ff) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(gg) “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product as listed or regulated under, or any other waste, substance or material which may give rise to liability or standards of conduct pursuant to, any Environmental Law.

(hh) “ILG Board” means the Board of Directors of ILG.

(ii) “ILG Business Employees” means all employees of ILG and its Subsidiaries.

(jj) “ILG Indemnification Rights” means any rights to indemnification that ILG may have pursuant to any Contract with a third party which relates to the Business, excluding, for the avoidance of doubt, (a) any indemnification rights of ISH related to ISH’s actions or Litigation under which ISH is a named party, (b) any notice, participation (including the right to defend), consent or similar rights personal to ISH, (c) any right to reimbursement for defense costs, expenses and fees incurred by ISH, or (d) amounts paid by ISH in settlement of any Litigation.

(kk) “ILG Intellectual Property” means all Intellectual Property owned by ILG and its Subsidiaries.

(ll) “ILG Material Adverse Effect” means any event, occurrence, or development that has, or would reasonably be expected to have or result in, either individually or in combination with any other change, effect, event or occurrence, a material adverse effect on the on the assets, liabilities, business, results of operation or condition (financial or otherwise) of ILG and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a ILG Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (a) resulting from or relating to the announcement of or execution of this Agreement or the pendency of or consummation of the transactions contemplated by this Agreement; (b) resulting from or relating to political conditions or any acts of terrorism or war; (c) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets, in the United States or elsewhere) or the industries in which ILG operates in general; (d) resulting from or relating to any change in applicable laws, rules, regulations or GAAP; (e) resulting from or relating to the failure of the Business to meet projections, forecasts or estimates delivered to any Person (with it being understood that the facts, circumstances and changes underlying any such failure will be taken into account); or (f) resulting from or relating to any natural or man-made disaster or acts of God; except, in the case of clauses (b)-(d) and (f) above, to the extent such event, occurrence, or development has a disproportionate effect on ILG and its Subsidiaries (taken as a whole) as compared to other Persons operating in a similar industry as that of ILG and its Subsidiaries.

(mm) “ILG R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy issued by Euclid Transactional, LLC for the benefit of the Company as the named insured, a copy of which has been provided to Faraday.

(nn) “ILG Software” means all Computer Software owned by ILG and its Subsidiaries.

(oo) “ILG Systems” means the Computer Software, computer firmware, hardware, data processing, communications, telecommunications, networks and computer systems that are owned by ILG and its Subsidiaries.

(pp) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than, for the avoidance of doubt, customer deposits), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, including any earnout arrangements or other contingent obligations, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all lease obligations of such Person capitalized on the books and records of such Person in accordance with GAAP, (vii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (viii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (ix) indebtedness of others secured by an Encumbrance (other than Permitted Encumbrances) on its property or assets, whether or not it has assumed such indebtedness, (x) obligations in respect of performance or surety bonds, performance guaranties, letters of credit or similar financial commitments, in each case to the extent drawn or presently entitled to be drawn, (xi) any unfunded liability associated with any defined benefit pension plan, provided that, for the avoidance of doubt, the unfunded liability with respect to each such plan as of the Closing Date shall be the excess of all liabilities associated with such plan as of the Closing Date (determined on a plan termination basis in accordance with the actuarial assumptions and methods consistent with those assumptions and methods prescribed by the PBGC for purposes of Section 4044 of ERISA) over the fair market value of the assets held in such plan’s trust as of the Closing Date and (xii) any liabilities or obligations described above, directly or indirectly, guaranteed as to payment of principal, interest or otherwise by such Person; provided, however, that notwithstanding any other provision of this Agreement, as it relates to ISI or ILG, Indebtedness shall not include (x) any of its liabilities or obligations under, pursuant to or in connection with any liability included in the calculation of

Net Working Capital or Expenses of Faraday, ISH, ISI or its Subsidiaries or ILG or its Subsidiaries, as applicable, or (y) obligations in respect of performance or surety bonds, performance guaranties, letters of credit or similar financial commitments, in each case to the extent undrawn or not presently entitled to be drawn (based on, and not in violation of, the underlying terms and conditions for which such guaranty, letter of credit, performance bond or similar commitment was provided).

(qq) “Indemnified Party” means the applicable ISI Indemnified Party or ILG Indemnified Party.

(rr) “Indemnifying Party” means any Person providing indemnification or against which an indemnification claim is made hereunder. For administrative purposes, Faraday or ISH, as applicable, shall be deemed to be the Indemnifying Party for purposes of any notices required to be provided to or consents required from an Indemnifying Party pursuant to this Agreement.

(ss) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) Trademarks; (ii) Patents; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) Copyrights; (iv) Trade Secrets; (v) Computer Software; (vi) domain names and uniform resource locators; (vii) moral rights; and (viii) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, as applicable, including any registrations of, applications to register, and renewals, modifications and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

(tt) “Interior Products” means any of the following products used in the residential and commercial interiors: countertops, wall panels, wall tile, back splashes bathtubs, shower pans, sinks, carpet and flooring, cabinets, window coverings and other interior finishes.

(uu) “IRS” means the Internal Revenue Service of the United States.

(vv) “ISH Group” means ISH and each of ISH’s direct and indirect parent companies and their respective Affiliates.

(ww) “ISI Board” means the Board of Directors of ISI.

(xx) “ISI Business Employees” means all employees of ISI and its Subsidiaries.

(yy) “ISI Indemnification Rights” means any rights to indemnification that ISI may have pursuant to any Contract with a third party which relates to the Business, excluding, for the avoidance of doubt, (a) any indemnification rights of Faraday related to Faraday’s actions or Litigation under which Faraday is a named party, (b) any notice, participation (including the right to defend), consent or similar rights personal to Faraday, (c) any right to reimbursement for defense costs, expenses and fees incurred by Faraday, or (d) amounts paid by Faraday in settlement of any Litigation.

(zz) “ISI Intellectual Property” means all Intellectual Property owned by ISI and its Subsidiaries.

(aaa) “ISI Material Adverse Effect” means any event, occurrence, or development that has, or would reasonably be expected to have or result in, either individually or in combination with any other change, effect, event or occurrence, a material adverse effect on the on the assets, liabilities, business, results of operation or condition (financial or otherwise) of ISI and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a ISI Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (a) resulting from or relating to the announcement of or execution of this Agreement or the pendency of or consummation of the transactions contemplated by this Agreement; (b) resulting from or relating to political conditions or any acts of terrorism or war; (c) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets, in the United States or elsewhere) or the industries in which ISI operates in general; (d) resulting from or relating to any change in applicable laws, rules, regulations or GAAP; (e) resulting from or relating to the failure of the Business to meet projections, forecasts or estimates delivered to any Person (with it being understood that the facts, circumstances and changes underlying any such failure will be taken into account); or (f) resulting from or relating to any natural or man-made disaster or acts of God; except, in the case of clauses (b)-(d) and (f) above, to the extent such event, occurrence, or development has a disproportionate effect on ISI and its Subsidiaries (taken as a whole) as compared to other Persons operating in a similar industry as that of ISI and its Subsidiaries.

(bbb) “ISI R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy issued by Euclid Transactional, LLC for the benefit of the Company as the named insured, a copy of which has been provided to ISH.

(ccc) “ISI Software” means all Computer Software owned by ISI and its Subsidiaries.

(ddd) “ISI Systems” means the Computer Software, computer firmware, hardware, data processing, communications, telecommunications, networks and computer systems that are owned by ISI and its Subsidiaries.

(eee) “Knowledge of ILG,” “ILG’s Knowledge,” or any similar phrase means the actual knowledge of Mark Fikse, James Pirrello, Lee Robinson and Jim Whitney, after due inquiry by them of their “direct report” employees who have primary or material responsibilities pertinent to such inquiry.

(fff) “Knowledge of ISI,” “ISI’s Knowledge,” or any similar phrase means the actual knowledge of Alan Davenport, Bob Hess, Richard Strulson and Anne Liu, after due inquiry by them of their “direct report” employees who have primary or material responsibilities pertinent to such inquiry.

(ggg) “Law” means any law (including common law), statute, code, ordinance, regulation or rule of any Governmental Authority.

(hhh) “Leakage” means ISI Leakage or ILG Leakage as defined on Exhibit C attached hereto, as applicable.

(iii) “Littlejohn Management Services Agreement” means the Management Services and Fee Agreement, dated as of January 1, 2015, by and between Littlejohn Management Holdings, LLC and Faraday Holdings, LLC

(jjj) “Losses” means, without duplication, any and all losses, Taxes, costs, settlement payments, fines, penalties, damages, and any reasonable third party expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(kkk) “Management Services Agreements” means the Platinum Management Services Agreement and the Littlejohn Management Services Agreement.

(lll) “Net Working Capital” as it relates to ISI or ILG means the consolidated current assets of it and its Subsidiaries (excluding the Cash and Cash Equivalents of it and its Subsidiaries), minus the consolidated current liabilities of it and its Subsidiaries (excluding Indebtedness of it and its Subsidiaries). In each case the amounts are to be determined in accordance with the Accounting Principles, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.

(mmm) “Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

(nnn) “Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

(ooo) “Patents” means all issued patents, including design patents and utility patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights.

(ppp) “Permitted Action” means any action (a) set forth on Section 9.01 of the Disclosure Schedule, (b) expressly contemplated by this Agreement or (c) approved in writing by the other parties hereto who are not seeking to take such action.

(qqq) “Permitted Encumbrance” means each of the following with respect to ISI or ILG: (i) statutory liens for current Taxes which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by such party and its Subsidiaries and for which adequate reserves have been established on such party’s financial statements in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar statutory Encumbrances arising in the ordinary course of business, (iii) Encumbrances consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (iv) any interest or title of a lessor or sublessor (or licensor or sublicensor), as lessor or sublessor, under any lease (or license) and any precautionary uniform commercial code financing statements filed under any lease that do not materially detract from the value of or interfere with such party and its Subsidiaries’ present uses or occupancy of such property, (v) easements, rights of way and liens or restrictions on use that are imposed by law relating to zoning, building or land use, (vi) purchase money security interests and any Encumbrances securing obligations reflected in the ISI Financial Statements or ILG Financial Statements, as applicable, and (vii) any other non-monetary Encumbrance that does not materially detract from the value of or materially interfere with such party and its Subsidiaries’ present uses or occupancy of their respective assets.

(rrr) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

(sss) “Personal Information” means any data (including protected health information) about or from an individual, including any personally identifiable data protected by or subject to any data protection, privacy or security Laws.

(ttt) “Platinum Management Services Agreement” means the Monitoring Services Agreement, dated as of March 3, 2017, by and among The Gores Group, LLC, Platinum Equity Advisors, LLC and ISH.

(uuu) “Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

(vvv) “R&W Insurance Policies” means the ILG R&W Insurance Policy and the ISI R&W Insurance Policy.

(www) “Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person.

(xxx) “Release” means any releasing, depositing, presence, migrating, escaping, leaching, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Hazardous Material into the Environment.

(yyy) “Representative” means, with respect to any Person, any and all managers, general partners, directors, officers, management, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(zzz) “Required Financial Information” means (i) the financial statements referred to in Section 4.05(a), (ii) the Updated Financial Statements, and (iii) such other financial and other pertinent information regarding Faraday and its Subsidiaries as may be reasonably requested by ISH and necessary to satisfy the conditions set forth in the Debt Commitment Letter.

(aaaa) “Required Financing Information” means the Required Financial Information and the Required Marketing Information.

(bbbb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cccc) “Senior Executive” means any ISI Business Employee or ILG Business Employee, as the case may be, serving as the Chief Executive Officer or President.

(dddd) “Straddle Period” means any tax period that includes, but does not end on, the Closing Date.

(eeee) “Subsidiary” means, with respect to any Person, any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

(ffff) “Tax” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duty, real property, real property gains, escheat or unclaimed property obligations, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, whether disputed or not, including any interest, penalties or additions to tax in respect of the foregoing and (b) any amounts described in clause (a) payable by reason of Contract, assumption, transferee or successor liability or operation of Law (including Treasury Regulations Section 1.1502-6 or any analogous or similar provision under applicable law).

(gggg) “Tax Return” means any return, declaration or report, claims for refund, information returns or other documents relating to Taxes, including any schedules or attachments thereto or any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes.

(hhhh) “Trademarks” means all trademarks, service marks, logos, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin and the goodwill associated with the foregoing.

(iiii) “Trade Secrets” means rights under applicable United States state trade secret laws as are applicable to know-how and confidential information.

(jjjj) “Updated Financial Statements” means the historical financial statements of Faraday and its Subsidiaries identified in paragraph 3 of Annex IV of the Debt Commitment Letter as in effect on the date hereof (excluding the financial statements referred to in clause (i) of the definition of “Required Financial Information”).

Section 1.02 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document (including any Schedule) made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(c) The Exhibits and Schedules, including the Disclosure Schedules, to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.

(d) Concurrently with the execution and delivery of this Agreement, each of ISI and ILG have delivered to the parties hereto a disclosure schedule (collectively, “Disclosure Schedules”). The Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties or covenants contained in this Agreement; provided, however, that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance. Certain matters set forth in the Disclosure Schedules are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth therein. Any matter disclosed in any section of a party’s Disclosure Schedule, regardless of the enumerated reference and regardless of whether a specific representation or warranty contained in this Agreement specifically provides for exceptions to be listed in a section of such party’s Disclosure Schedule, shall be considered disclosed for all matters to which its relevance relates and is reasonably apparent from the language of the disclosure (without reference to any facts or provisions in any document other than such Disclosure Schedule).

ARTICLE II

CONTRIBUTION

Section 2.01 Contribution of ISI Common Stock and ISI Indemnification Rights to the Company.

(a) At the Closing and subject to the terms and conditions of this Agreement, Faraday shall contribute, assign, set over, deliver and transfer to the Company, absolutely and unconditionally and free and clear of all Encumbrances (other than those arising under the Organizational Documents of ISI), all of its right, title and interest in and to (i) the ISI Common Stock and (ii) the ISI Indemnification Rights, and the Company shall accept such assignment from and after the Closing Date.

(b) Subject to the terms and conditions of this Agreement, in consideration of the contribution and assignment of the ISI Common Stock and the ISI Indemnification Rights, the Company shall issue to Faraday 529,999 Class A Units, immediately following which Faraday will own fifty-three percent (53%) of the issued and outstanding Company Units.

(c) The contribution, transfer, conveyance and assignment of the ISI Common Stock to the Company by Faraday is intended to be treated as a tax-deferred transaction under Section 351(a) of the Code. All parties hereto agree to report and cause to be reported for U.S. federal and applicable state, local and foreign income tax purposes in a manner consistent with such intended treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.

Section 2.02 Contribution of ILG Common Stock and ILG Indemnification Rights to the Company.

(a) At the Closing and subject to the terms and conditions of this Agreement, ISH shall contribute, assign, set over, deliver and transfer to the Company, absolutely and unconditionally and free and clear of all Encumbrances (other than those arising under the Organizational Documents of ILG), all of its right, title and interest in and to the (i) ILG Common Stock and (ii) the ILG Indemnification Rights, and the Company shall accept such assignment from and after the Closing Date.

(b) Subject to the terms and conditions of this Agreement, in consideration of the contribution and assignment of the ILG Common Stock and the ILG Indemnification Rights, the Company shall issue to ISH 470,000 Class A Units, immediately following which, ISH will own forty-seven (47%) of the issued and outstanding Company Units, and ISH shall be admitted as a member of the Company..

(c) The contribution, transfer, conveyance and assignment of the ILG Common Stock to the Company by ISH is intended to be treated as a tax-deferred transaction under Section 351(a) of the Code. All parties hereto agree to report and cause to be reported for U.S. federal and applicable state, local and foreign income tax purposes in a manner consistent with such intended treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.

Section 2.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE III

CLOSING

Section 3.01 Conditions Precedent.

(a) Conditions to Obligations of Faraday and the Company. The obligation of Faraday and the Company to effect the transactions contemplated by this Agreement to occur on the Closing Date are subject to satisfaction of the following conditions (any of which may be waived by Faraday or the Company in whole or in part):

(i) Representations and Warranties. (A) Each representation and warranty (other than the ILG Fundamental Representations) of ISH and ILG contained in this Agreement (disregarding any qualifications regarding materiality or ILG Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies that have not had and would not reasonably be likely to have, individually or in the aggregate, an ILG Material Adverse Effect, and (B) the ILG Fundamental Representations shall be true and correct as of the date hereof and as of the Closing in all but de minimis respects that do not impair the availability of the Debt Financing on the Closing Date (except to the extent that such ILG Fundamental Representations relate to a specific date, in which case such ILG Fundamental Representation shall be true and correct in all but such de minimis respects as of such date).

(ii) Performance by ISH and ILG. ISH and ILG shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii) No ILG Material Adverse Effect. No ILG Material Adverse Effect shall have occurred since the date of this Agreement.

(iv) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(v) Officer’s Certificates. Each of ISH and ILG shall have delivered a certificate, dated the Closing Date and signed by a senior officer on behalf of such party, certifying to the effect that, with respect to such party, the conditions set forth in Section 3.01(a)(i), (ii) and, with respect to ILG only, (iii) have been satisfied.

(vi) Governmental Approvals, Consents, Etc. All necessary consents and approvals of Governmental Authorities for ISH and ILG to consummate the transactions contemplated hereby and all consents and approvals of other third parties specified in Section 3.01(a)(vi) and Section 3.01(b)(vi) of the Disclosure Schedule, shall have been obtained.

(vii) Ancillary Agreements. ISH shall have executed and delivered to Faraday counterpart signature pages to the Ancillary Agreements.

(viii) Closing Documents. Each of ISH and ILG shall have delivered the documents that it is required to deliver pursuant to Section 3.03(f).

(ix) Financing. The initial funding of the Debt Financing under the Debt Commitment Letter shall have occurred or shall occur simultaneously with the Closing in accordance with the terms of the Debt Commitment Letter.

(x) HSR Act. Any waiting periods under the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement, if applicable, shall have expired or have been terminated.

(b) Conditions to Obligations of ISH. The obligation of ISH to effect the transactions contemplated by this Agreement to occur on the Closing Date are subject to satisfaction of the following conditions (any of which may be waived by ISH in whole or in part):

(i) Representations and Warranties. (A) Each representation and warranty (other than the ISI Fundamental Representations) of Faraday, ISI and the Company contained in this Agreement (disregarding any qualifications regarding materiality or ISI Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies that have not had and would not reasonably be likely to have, individually or in the aggregate, an ISI Material Adverse Effect, and (B) the ISI Fundamental Representations shall be true and correct as of the date hereof and as of the Closing in all but de minimis respects that do not impair the availability of the Debt Financing on the Closing Date (except to the extent that such ISI Fundamental Representations relate to a specific date, in which case such ISI Fundamental Representation shall be true and correct in all but such de minimis respects as of such date).

(ii) Performance by Faraday and ISI. Faraday, ISI and the Company shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii) No ISI Material Adverse Effect. No ISI Material Adverse Effect shall have occurred since the date of this Agreement.

(iv) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(v) Officer’s Certificates. Each of Faraday and ISI shall have delivered a certificate, dated the Closing Date and signed by a senior officer on behalf of such party, certifying to the effect that, with respect to such party, the conditions set forth in Section 3.01(b)(i), (ii) and, with respect to ISI only, (iii) have been satisfied.

(vi) Governmental Approvals, Consents, Etc. All necessary consents and approvals of Governmental Authorities for Faraday and ISI to consummate the transactions contemplated hereby and all consents and approvals of other third parties specified in Section 3.01(a)(vi) and Section 3.01(b)(vi) of the Disclosure Schedule, shall have been obtained.

(vii) Ancillary Agreements. (A) Faraday or ISI, as applicable, shall have executed and delivered to ISH counterpart signature pages to the Ancillary Agreements to which it is a party, and (B) the Option Agreement shall be in full force and effect and shall not have been rescinded, modified or terminated.

(viii) Closing Documents. Each of Faraday, ISI and the Company shall have delivered the documents that it is required to deliver pursuant to Section 3.03(e).

(ix) Financing. The initial funding of the Debt Financing under the Debt Commitment Letter shall have occurred or shall occur simultaneously with the Closing in accordance with the terms of the Debt Commitment Letter.

(x) HSR Act. Any waiting periods under the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement, if applicable, shall have expired or have been terminated.

Section 3.02 Time and Place. Unless this Agreement shall have been terminated pursuant to Section 3.05, the closing of the transactions contemplated by Section 2.01 and Section 2.02 (the “Closing”) shall occur no later than two (2) Business Days after the conditions set forth in Section 3.01 have been satisfied or waived (other than the conditions that are to be satisfied by actions at the Closing); provided, however, notwithstanding the foregoing, the Closing may occur on any other date agreed upon by Faraday and ISH; provided, however, notwithstanding the foregoing, the Closing may occur on any other date agreed upon by Faraday and ISH; provided, further, that in no event shall Closing occur prior to the first Business Day occurring after the end of the Marketing Period (as defined in the Debt Commitment Letter). The Closing shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, 29th Floor, Los Angeles, California 90071, or such other place as agreed to by Faraday and ISH.

Section 3.03 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) Faraday shall deliver to the Company all stock certificates representing the shares of ISI Common Stock, duly endorsed in blank or with duly executed assignments separate from certificate attached, in proper form for transfer, free and clear of all Encumbrances (other than those arising under the Organizational Documents of ISI);

(b) ISH shall deliver to the Company all stock certificates representing the shares of ILG Common Stock, duly endorsed in blank or with duly executed assignments separate from certificate attached, in proper form for transfer, free and clear of all Encumbrances (other than those arising under the Organizational Documents of ILG);

(c) The Company will issue 529,999 Class A Units to Faraday and 470,000 Class A Units to ISH, which issuances shall be evidenced by the Second Amended and Restated LLC Agreement;

(d) The Company shall repay, on behalf of ISI, all amounts required to be paid under the payoff letters delivered pursuant to Section 3.03(e)(iv) in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters; and

(e) At or prior to the Closing, Faraday shall deliver, or cause to be delivered, to ISH:

(i) a good standing certificate of ISI and each of its Subsidiaries, issued by the jurisdiction in which such entity was formed, in each case, dated within five (5) days prior to the Closing Date, which shall indicate that each such Person is in good standing (or similar status) in such jurisdiction;

(ii) a certificate, duly executed by the Secretary of ISI and dated as of the Closing Date, certifying to (A) a true, correct and complete copy of the certificate of incorporation (or equivalent) of ISI and each of its Subsidiaries, together with all amendments thereto, (B) a true, correct and complete copy of the bylaws (or equivalent) of ISI and each of its Subsidiaries, together with all amendments thereto, and (C) the resolutions of the board of directors of ISI authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iii) written evidence of the termination of the agreements by and between or among Faraday and ISI or any of its Subsidiaries as set forth on Section 3.03(e)(iii) of the Disclosure Schedule, in each case, in form and substance satisfactory to ISH and without any remaining liability of any kind (other than monetary payment reflected as Expenses, if any) on the part ISI or any of its Subsidiaries as a result of or in connection with such agreements;

(iv) not less than three (3) Business Days prior to the Closing Date, payoff letters from each holder of Indebtedness of ISI or its Subsidiaries listed on Section 3.03(e)(iv) of the Disclosure Schedule, in form and substance reasonably acceptable to ISH, and unfiled copies of releases of all related Encumbrances on the shares of ISI Common Stock and assets of ISI and its Subsidiaries, including all required UCC-3 termination statements or other evidences of lien releases satisfactory to ISH;

(v) the Amended and Restated Littlejohn Management Services Agreement in substantially the form attached hereto as Exhibit D, duly executed by Littlejohn Management Holdings, LLC and Faraday;

(vi) letters of resignation, effective as of the Closing, from each of the directors of ISI and its Subsidiaries in anticipation of the reconstitution of the boards of directors of such entities immediately following the Closing in accordance with Section 7.03(b) of the Second Amended and Restated LLC Agreement; and

(vii) a certificate from ISI satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) in form and substance reasonably satisfactory to ISH.

(f) At or prior to the Closing, ISH shall deliver, or cause to be delivered, to Faraday:

(i) a good standing certificate of ILG and each of its Subsidiaries, issued by the jurisdiction in which such entity was formed, in each case, dated within five (5) days prior to the Closing Date, which shall indicate that each such Person is in good standing (or similar status) in such jurisdiction;

(ii) a certificate, duly executed by the Secretary of ILG and dated as of the Closing Date, certifying to (A) a true, correct and complete copy of the certificate of incorporation (or equivalent) of ILG and each of its Subsidiaries, together with all amendments thereto, (B) a true, correct and complete copy of the bylaws (or equivalent) of ILG and each of its Subsidiaries, together with all amendments thereto, and (C) the resolutions of the board of directors of ILG authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iii) written evidence of the termination of the agreements by and between or among ISH and ILG or any of its Subsidiaries as set forth on Section 3.03(f)(iii) of the Disclosure Schedule, in each case, in form and substance satisfactory to Faraday and without any remaining liability of any kind (other than monetary payment reflected as Expenses, if any) on the part ILG or any of its Subsidiaries as a result of or in connection with such agreements;

(iv) the Amended and Restated Platinum Management Services Agreement in substantially the form attached hereto as Exhibit E, duly executed by The Gores Group, LLC, Platinum Equity Advisors, LLC and ISH;

(v) letters of resignation, effective as of the Closing, from each of the directors of ILG and its Subsidiaries in anticipation of the reconstitution of the boards of directors of such entities immediately following the Closing in accordance with Section 7.03(b) of the Second Amended and Restated LLC Agreement; and

(vi) a certificate from ILG satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) in a form and substance reasonably satisfactory to Faraday.

Section 3.04 Term of the Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of Faraday and ISH;

(b) by either Faraday or ISH if:

(i) any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party (including its Affiliate who is also party hereto) seeking to terminate pursuant to this Section 3.04(b)(i) shall have complied with its obligations under this Agreement; or

(ii) the transactions contemplated herein shall not have been consummated on or prior to 11:59 pm ET on August 27, 2018 (the “Outside Date”); provided, that the party (including its Affiliate who is also party hereto) seeking to terminate this Agreement pursuant to this Section 3.04(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; and provided further, that if any party who is entitled to seek specific performance of another party’s obligation to consummate the Closing pursuant to Section 11.11 brings such an action, then the Outside Date shall automatically be extended by the later of (A) the amount of time during which such action is pending, plus five (5) Business Days or (B) such other time period established by the court presiding over such action;

(c) by Faraday, if ISH or ILG shall have breached any of the representations and warranties contained in Articles V or VII or any certificate delivered hereunder, or breached or failed to perform or comply with any covenant or agreement of ISH or ILG in this Agreement that, in either case, (i) would result in the failure of a condition set forth in Section 3.01(a)(i) or Section 3.01(a)(ii); and (ii) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the twentieth (20th) day after written notice thereof is given by Faraday to ISH and (y) the day that is five (5) Business Days prior to the Closing Date; provided that Faraday may not terminate this Agreement pursuant to this Section 3.04(c) if Faraday, ISI or the Company is in breach of this Agreement so as to cause the condition to Closing set forth in either 3.01(b)(i) or Section 3.01(b)(ii) from being satisfied;

(d) by ISH, if Faraday, ISI or the Company shall have breached any of the representations and warranties contained in Articles IV, VI or VIII or any certificate delivered hereunder, or breached or failed to perform or comply with any covenant or agreement of Faraday, ISI or the Company in this Agreement that, in either case, (i) would result in the failure of a condition set forth in Section 3.01(b)(i) or Section 3.01(b)(ii); and (ii) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the twentieth (20th) day after written notice thereof is given by ISH to Faraday and (y) the day that is five (5) Business Days prior to the Closing Date; provided that ISH may not terminate this Agreement pursuant to this Section 3.04(d) if ISH or ILG is in breach of this Agreement so as to cause the condition to Closing set forth in either 3.01(a)(i) or Section 3.01(a)(ii) from being satisfied;

(e) by Faraday, if (i) all the conditions set forth in Section 3.01(b) (other than those conditions that fail to be satisfied as a result of a breach of this Agreement by ISH or ILG) have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing would have been consummated at the time a notice of termination of this Agreement pursuant to this Section 3.04(e) is delivered); (ii) ISH and/or ILG fails to consummate the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 3.02, (iii) Faraday gives written notice to ISH at least three (3) Business Days prior to such termination stating that Faraday will terminate this Agreement pursuant to this Section 3.04(e) if the Closing is not consummated within such three (3) Business Day period, (iv) Faraday, ISI and the Company were ready, willing and able to consummate the Closing during such three (3) Business Day period, and (v) ISH and/or ILG fails to consummate the Closing within such three (3) Business Day period; or

(f) by ISH, if (i) all the conditions set forth in Section 3.01(a) (other than those conditions that fail to be satisfied as a result of a breach of this Agreement by Faraday, ISI or the Company) have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing would have been consummated at the time a notice of termination of this Agreement pursuant to this Section 3.04(f) is delivered); (ii) Faraday ISI and/or the Company fails to consummate the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 3.02, (iii) ISH gives written notice to Faraday at least three (3) Business Days prior to such termination stating that ISH will terminate this Agreement pursuant to this Section 3.04(f) if the Closing is not consummated within such three (3) Business Day period, (iv) ISH and ILG were ready, willing and able to consummate the Closing during such three (3) Business Day period, and (v) Faraday, ISI and/or the Company fails to consummate the Closing within such three (3) Business Day period.

Section 3.05 Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the parties hereto under this Agreement shall terminate, except that the obligations set forth in this Section 3.05 and Article XI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated as a result of another party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies against such other party with respect to such other party’s breach will survive such termination unimpaired Nothing in this Section 3.05 shall relieve any party of liability for any knowing and willful breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ISI

ISI hereby represents and warrants to ISH on the date of this Agreement and again on and as of the Closing Date as follows:

Section 4.01 Formation; Good Standing; Authority.

(a) ISI is a corporation duly incorporated and in good standing under the laws of the State of California. ISI has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. ISI is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Section 4.01(a) of the Disclosure Schedule and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to be, individually or in the aggregate, material. The copies of ISI’s Organizational Documents, each as amended to date and made available to ISH, are complete and correct, and no amendments thereto are pending.

(b) ISI has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Agreements, the performance by ISI of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the ISI Board. Such ISI Board authorization has been properly obtained, and it constitutes all of the necessary action or authorization on the part of ISI for the authorization, execution, delivery and performance of this Agreement and such Ancillary Agreements, the consummation by ISI of the transactions contemplated hereby and thereby. As of the Closing Date, ISI will have delivered to ISH certified copies of such ISI Board authorization and as of such date the ISI Board authorization will not have been revoked, rescinded or amended. The ISI Board authorizations are the only organizational approvals on the part of ISI required for the authorization, execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation by ISI of the transactions contemplated hereby and thereby.

(c) This Agreement and each of the Ancillary Agreements to which ISI is or will be a party have been duly executed and delivered by ISI and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties hereto and thereto, constitute legal, valid and binding obligations of ISI, enforceable against ISI in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, “General Enforceability Exceptions”).

Section 4.02 Capitalization.

(a) The total amount of authorized capital stock of ISI as of the date of this Agreement consists of 100 shares of Common Stock, all of which are issued and outstanding. All of the issued and outstanding ISI Common Stock has been duly authorized and validly issued in compliance with all applicable Laws in all material respects. Faraday is the record and beneficial owner of all issued and outstanding ISI Common Stock.

(b) Except as set forth on Section 4.02(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which ISI is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any ISI Common Stock or other equity interests of ISI. ISI has not agreed to issue any stock appreciation right, phantom stock, interest in the ownership or earnings of ISI or other equity equivalent. Except as set forth on Section 4.02(b) of the Disclosure Schedule, there are no agreements to which ISI is a party with respect to the voting of any ISI Common Stock or which restrict the transfer of any such ISI Common Stock. Except as set forth on Section 4.02(b) of the Disclosure Schedule, there are no outstanding contractual obligations of ISI to repurchase, redeem or otherwise acquire any ISI Common Stock, other equity interests or any other securities of ISI.

(c) The minute books of ISI and its Subsidiaries, to the extent required by applicable Law, reflect in all material respects all actions taken by the board of directors (or equivalent body), any committee and the stockholder or member of the applicable entity by written consent or resolution since September 30, 2014 (or in the case any Subsidiary acquired by ISI after such date, since the date of such acquisition). The other books and records of ISI and its Subsidiaries have been prepared and maintained in accordance with applicable Law and accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of ISI and its Subsidiaries.

Section 4.03 Subsidiaries.

(a) ISI’s Subsidiaries are listed on Section 4.03(a) of the Disclosure Schedule. ISI owns directly or indirectly all of the outstanding capital stock or limited liability company interest, as applicable, of its Subsidiaries, free and clear of all Encumbrances. Except as set forth on Section 4.03(a) of the Disclosure Schedule, neither ISI nor its Subsidiaries owns, directly or indirectly, any capital stock, equity, or other ownership interest in any other Person. The authorized capitalization of each of ISI’s Subsidiaries, including the identity of each holder of any outstanding equity interest therein, is set forth on Section 4.03(a) of the Disclosure Schedule. All of the outstanding equity interests of each of ISI’s Subsidiaries have been duly authorized and validly issued. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which any of ISI’s Subsidiaries is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any equity interests of any of ISI’s Subsidiaries. None of ISI’s Subsidiaries has agreed to issue any stock appreciation right, phantom stock, interest in the ownership or earnings of any Subsidiary or other equity equivalent. Except as set forth in the Organizational Documents of each Subsidiary of ISI, there are no agreements to which any of ISI’s Subsidiaries is a party with respect to the voting of any equity interests of any of ISI’s Subsidiaries or which restrict the transfer of any such equity interests. There are no outstanding contractual obligations of any of ISI’s Subsidiaries to repurchase, redeem or otherwise acquire any equity interests or any other securities of any of ISI’s Subsidiaries.

(b) Each of ISI’s Subsidiaries is duly organized and in good standing under the laws of its jurisdiction of organization or incorporation, and has all requisite corporate or similar power and authority to own, operate, and lease its properties and to carry on its business as currently conducted. Each Subsidiary of ISI is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Section 4.03(b) of the Disclosure Schedule or qualified to do business in each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to be, individually or in the aggregate, material. The copies of the Organizational Documents of each such Subsidiary, in each case as amended to date and made available to ISH, are complete and correct, and no amendments thereto are pending.

Section 4.04 No Conflict; Consents. Except for filings under the HSR Act and as set forth on Section 4.04 of the Disclosure Schedule, the execution and delivery by ISI of this Agreement and the Ancillary Agreements, and the consummation by ISI of the transactions contemplated hereby and thereby in accordance with, the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, or cancellation or acceleration under, (A) any ISI Material Agreement, permit, license, or Encumbrance to which ISI or any of its Subsidiaries is a party or by which ISI’s or any of its Subsidiaries’ assets are bound, or (B) any provision of the Organizational Documents of ISI or any of its Subsidiaries; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency or arbitrator applicable to ISI or any of its Subsidiaries, and/or result in the creation of any Encumbrance upon any of the assets of ISI or any of its Subsidiaries other than Permitted Encumbrances or (iii) require from ISI or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Authority, except, in the case of each of (i), and (ii), where such violation, conflict, default, termination or failure to provide notice or to obtain consent or approval, as applicable, would not be reasonably likely to be, individually or in the aggregate, material.

Section 4.05 Financial Statements; Undisclosed Liabilities.

(a) ISI has delivered to ISH the following financial statements, copies of which are attached hereto as Section 4.05(a) of the Disclosure Schedule (collectively, the “ISI Financial Statements”): (i) an audited consolidated balance sheet of Faraday as of December 31, 2016, and consolidated statements of income and retained earnings and consolidated statements of cash flows for the year then-ended (the “ISI Audited Financial Statements”); (ii) an audited consolidated balance sheet of Faraday as of December 31, 2017, and consolidated statements of income and retained earnings and consolidated statements of cash flows for the year then-ended, and (iii) an unaudited consolidated balance sheet of Faraday as of February 28, 2018 (the “ISI Base Balance Sheet”), and an unaudited consolidated statement of income and consolidated statements of cash flows and consolidated statement of shareholders’ equity of Faraday for the two (2)-month period ended February 28, 2018.

(b) Subject to the absence of footnotes (that, if presented, would not differ materially from those presented with the applicable ISI Audited Financial Statements) and customary and normal year-end audit adjustments (none of which will, individually or in the aggregate, be material) with respect to the unaudited ISI Financial Statements, the ISI Financial Statements have been prepared in accordance with past practice and in compliance with GAAP applied on a consistent basis in accordance with the past practice of ISI throughout the periods covered thereby and fairly present in all material respects the consolidated financial conditions and positions, results of operations, stockholders’ equity (where applicable) and cash flows of Faraday and its Subsidiaries at the dates and for the relevant periods indicated therein. The ISI Financial Statements were derived from the books and records of ISI and its Subsidiaries. Except as set forth on Section 4.05(b) of the Disclosure Schedule, ISI and its Subsidiaries maintain systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances that transactions are recorded in conformity with the Accounting Principles. Except as set forth on Section 4.05(b) of the Disclosure Schedule, to ISI’s Knowledge, there are no significant deficiencies or weaknesses in the design or operation of the systems of internal accounting controls over financial reporting of ISI and its Subsidiaries.

(c) Except as set forth on Section 4.05(c) of the Disclosure Schedule, ISI and its Subsidiaries have no liabilities of any kind, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, or due or to become due, other than (i) liabilities that are reflected, reserved for, or disclosed in the ISI Base Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the date of the ISI Base Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of applicable Law or any Litigation), including liabilities under contracts not yet fully performed for which ISI or any of its Subsidiaries is not in breach, (iii) liabilities for transaction costs and expenses described in Section 9.07, or (iv) liabilities that are not in excess of $250,000 in the aggregate.

(d) Section 4.05(d) of the Disclosure Schedule sets forth (i) ISI’s Cash and Cash Equivalents, Indebtedness and Net Working Capital, in each case as of the close of business on December 31, 2017, and (ii) ISI’s good faith estimate as of the date of this Agreement of the Expenses of Faraday, ISI and its Subsidiaries as of the Closing.

Section 4.06 Absence of Changes. Except as set forth on Section 4.06 of the Disclosure Schedule, since December 31, 2017 (a) ISI and its Subsidiaries have operated only in the ordinary course of business consistent with past practices, (b) there has been no ISI Material Adverse Effect, and (c) through the date hereof none of the actions which would have been prohibited by Section 9.01 hereof if this Agreement had been in effect has occurred.

Section 4.07 Litigation. Except as set forth on Section 4.07 of the Disclosure Schedule, (a) there is no material action, litigation, claim, suit, examination, audit, arbitration, mediation, administrative enforcement or proceeding or similar matter whether or not before any Governmental Authority (collectively, “Litigation”) pending against ISI or any of its Subsidiaries, and there is no injunctive relief ordered against ISI or any of its Subsidiaries; (b) to ISI’s Knowledge, there is no, and during the past two (2) years there has not been any, Litigation threatened involving a claim or potential claim of liability in excess of $100,000 or seeking injunctive relief against ISI or any of its Subsidiaries; and (c) neither ISI nor any of its Subsidiaries has commenced any Litigation against any Person (other than for routine collection of bills in the ordinary course of business), or threatened to do so within the past twelve (12) months. There is no Litigation pending or, to the Knowledge of ISI, threatened against ISI or its Subsidiaries, which seeks to prevent, delay or enjoin the execution, delivery or consummation of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Neither ISI nor any of its Subsidiaries is subject to any Order. There is no unsatisfied judgment or award against ISI, its Subsidiaries or any of their respective properties or assets. Except as set forth on Section 4.07 of the Disclosure Schedule, in connection with any Litigation or threatened Litigation, ISI and/or its Subsidiaries have not entered into any material settlement or similar agreement since January 1, 2015 and there is no settlement or similar agreement that imposes any ongoing obligation or restriction on ISI or its Subsidiaries in any material respects.

Section 4.08 Taxes. Except as set forth on Section 4.08 of the Disclosure Schedule:

(a) ISI and its Subsidiaries have properly prepared and timely filed all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects;

(b) ISI and its Subsidiaries have timely and fully paid all material Taxes owed by them under applicable Law (whether or not shown as due on such filed Tax Returns);

(c) All material amounts of Tax required to be withheld under applicable Law by ISI and its Subsidiaries have been timely withheld and, to the extent required, timely paid over to the appropriate Governmental Authority;

(d) There are no audits, examinations, investigations or other Proceedings pending or, threatened in writing by any Governmental Authority in respect of Taxes or Tax matters of ISI and its Subsidiaries;

(e) No waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of ISI or its Subsidiaries that are still in effect (or if requested, pending);

(f) Neither ISI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement;

(g) Neither ISI nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder;

(h) There are no Encumbrances with respect to Taxes upon any of the assets of ISI or any of its Subsidiaries, other than Permitted Encumbrances;

(i) Neither ISI nor any of its Subsidiaries (i) has executed any “closing agreement” within the meaning of Section 7121 of the Code (or applicable or similar law) or is subject to or has requested any private letter ruling from the IRS or any comparable or similar ruling of any Governmental Authority that is still in force (if received) or pending (if requested), (ii) has been informed in writing by a Governmental Authority in a jurisdiction where ISI or its applicable Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, (iii) has a permanent establishment in any country other than the country in which it is organized and resident, (iv) has any liability for Taxes of any other Person (other than another member of the group of which Faraday is the common parent) under Treasury Regulations Section 1.1502-6, as a transferee or successor, by assumption, by operation of Law or otherwise, except pursuant to customary tax reimbursement or indemnification provisions contained in commercial agreements entered into in the ordinary course of business a principal subject matter of which is not Taxes, (v) is or has ever been a member of consolidated, combined or unitary Tax group, other than a group of which Faraday is or was the common parent or (vi) is a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement (or any agreement requiring ISI or any of its Subsidiaries to pay any amount to any Person with respect to the receipt of a Tax refund or the utilization of a net operating loss or other Tax asset), other than (A) an agreement exclusively between ISI and/or one or more of its Subsidiaries or (B) customary tax reimbursement or indemnification provisions contained in commercial agreements entered into in the ordinary course of business a principal subject matter of which is not Taxes;

(j) ISI and its Subsidiaries will not be (and have not been) required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of applicable Tax Law), (ii) election under Section 965(h) of the Code, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable or similar Tax Law) executed on or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) existing prior to the Closing, (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) prepaid amount received on or prior to the Closing; or (vii) election under Section 108(i) of the Code; and

(k) ISI and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the ISI Financial Statements for all Taxes payable by ISI and its Subsidiaries for all Pre-Closing Tax Periods (and the pre-closing portion of any Straddle Period) through the date of such ISI Financial Statements, and the accrued and unpaid Taxes of ISI and its Subsidiaries do not materially exceed such accruals as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ISI and its Subsidiaries in filing its Tax Returns.

(l) Neither ISI nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.09 Employee Benefit Plans.

(a) Section 4.09(a) of the Disclosure Schedule sets forth a list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other material benefit or compensation plan, program, policy, agreement or arrangement (other than employment offer letters entered into in the ordinary course of business) providing pension, profit-sharing, deferred compensation, bonus or incentive compensation, stock option or equity-based compensation, severance, group or individual health, dental, medical, disability, life insurance, survivor, or other similar benefits, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee of ISI or any of its Subsidiaries, whether active or terminated, or any spouse or beneficiary thereof, and is maintained, sponsored, contributed to, or required to be contributed to by ISI or its Subsidiaries, or under or with respect to which ISI or its Subsidiaries has or could reasonably expect to have any liability or obligation (each an “ISI Employee Benefit Plan”).

(b) Except as set forth on Section 4.09(b) of the Disclosure Schedule, no ISI Employee Benefit Plan is an “employee pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code or a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. Neither ISI nor any of its Subsidiaries has any current or contingent liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) ISI has heretofore delivered or otherwise made available to ISH true, correct and complete copies of each ISI Employee Benefit Plan (or if such ISI Employee Benefit Plan is not written, an accurate description of the material terms thereof), and with respect to each such ISI Employee Benefit Plan true, correct and complete copies of, where applicable, (i) the most recent summary plan description, (ii) the most recent annual report (Form 5500), (iii) the most recently received IRS determination or opinion letters, and (iv) any insurance policies, trust agreements, or other funding arrangements.

(d) Except as set forth on Section 4.09(d) of the Disclosure Schedule, each ISI Employee Benefit Plan has been maintained, funded, and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such ISI Employee Benefit Plan. Each ISI Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a “ISI Qualified Plan”) and each trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code and associated with any ISI

Employee Benefit Plan has received a determination letter or, where the ISI Qualified Plan is based upon a master and prototype or volume submitter form, to ISI’s Knowledge the sponsor of such form has received a current advisory opinion as to the form upon which ISI and its Subsidiaries are entitled rely under applicable IRS procedures and, to ISI’s Knowledge, nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification. No nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any ISI Employee Benefit Plan that has or could reasonably be expected to result in any material liability for an ISI Employee Benefit Plan, ISI or any Subsidiary.

(e) Except as set forth on Section 4.09(e) of the Disclosure Schedule, no ISI Employee Benefit Plan provides, and neither ISI nor any Subsidiary has any obligation to provide, welfare benefits subsequent to termination of employment to current or former employees or their beneficiaries except to the extent required by applicable state laws or Title I, Subtitle B, Part 6 of ERISA (“COBRA”) for which the recipient pays the full premium cost. ISI and its Subsidiaries have complied in all material respects with the requirements of COBRA. Neither ISI nor any of its Subsidiaries has incurred or could reasonably expect to incur any material penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act.

(f) There is neither any pending Litigation nor, to the Knowledge of ISI, any Litigation threatened under or with respect to the ISI Employee Benefit Plans other than a routine claim for benefits. All contributions or payments (including all employer contributions, employee salary reduction contributions, premiums and benefit payments) with respect to each ISI Employee Benefit Plan that are due have been made within the time periods prescribed by the terms of each ISI Employee Benefit Plan, ERISA, the Code or other applicable Law, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued.

(g) Except as set forth on Section 4.09(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event) will (i) result in any payment becoming due to any employee of ISI or any of its Subsidiaries, (ii) increase any compensation or benefits otherwise payable under any ISI Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting or funding of any such compensation benefits or under any ISI Employee Benefit Plan, or (iv) give rise to the payment of any amount that would not be deductible by the Company, ISI or any of their respective Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(h) Neither ISI nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(i) Each ISI Employee Benefit Plan subject to Section 409A of the Code (if any) is in compliance in all respects therewith such that no material Taxes or interest will be due and owing after the Closing Date in respect of such arrangement failing to be in compliance therewith.

Section 4.10 Real and Personal Property.

(a) Neither ISI nor any of its Subsidiaries own or have owned any real property.

(b) Section 4.10(b) of the Disclosure Schedule sets forth a list of all real property leased by ISI or any of its Subsidiaries for which the annual rent payable pursuant to the applicable lease exceeds $150,000 (the “ISI Leased Real Property”). All leases and subleases relating to ISI Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, are identified on Section 4.10(b) of the Disclosure Schedule (each a “ISI Lease” and collectively, the “ISI Leases”). ISI has delivered to ISH true and complete copies of the ISI Leases and there has not been any sublease or assignment entered into by ISI or any of its Subsidiaries in respect of any of the ISI Leases. With respect to each ISI Lease listed on Section 4.10(b) of the Disclosure Schedule:

(i) ISI or a Subsidiary of ISI, as applicable, has a valid and enforceable leasehold interest to the leasehold estate in the ISI Leased Real Property granted to ISI or such Subsidiary, as applicable, pursuant to each pertinent Lease, and such leasehold interests are free and clear of all Encumbrances, except Permitted Encumbrances, except as such enforceability may be limited by General Enforceability Exceptions;

(ii) each of said ISI Leases has been duly authorized and executed by ISI or such Subsidiary, as applicable;

(iii) ISI or such Subsidiary has not leased, subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the ISI Leased Real Property (other than ISI’s Affiliates, invitees and agents in the ordinary course of business) and other than ISI or such Subsidiary there are no parties in possession of any portion of the ISI Leased Real Property, whether as lessees, tenants at will, trespassers or otherwise; (ii) ISI has not received notice of any pending condemnation or similar proceeding affecting any portion of the ISI Leased Real Property and, to the Knowledge of ISI, no such action is presently contemplated or threatened; and (iii) there is no law, ordinance, order, regulation or requirement now in existence which would require any material expenditure to remediate, remedy, remove, modify or improve any portion of the ISI Leased Real Property in order to bring it into compliance therewith;

(iv) subject to the General Enforceability Exceptions, all ISI Leases are valid and in full force and effect in all material respects; and

(v) neither ISI nor such Subsidiary, nor, to ISI’s Knowledge, any other Person, is in breach or default under any of such ISI Leases in any material respect, nor, has any event occurred which, with notice or the passage of time, or both, would give rise to a breach or default by ISI, such Subsidiary or, to ISI’s Knowledge, any Person, as applicable, under any of such ISI Leases in any material respect.

(c) Except as set forth on Section 4.10(c) of the Disclosure Schedule, ISI and each of its Subsidiaries have good title to all of their tangible personal property and assets shown on the ISI Base Balance Sheet or acquired after the date of the ISI Base Balance Sheet or used in the business, free and clear of any Encumbrances, except for Permitted Encumbrances.

(d) All tangible assets owned or leased by ISI and its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are being put. No other Person owns any material properties or assets used in the conduct of the business of ISI and its Subsidiaries as presently conducted, other than those properties and assets leased or licensed from third parties.

Section 4.11 Labor and Employment Matters.

(a) Attached as Section 4.11(a) of the Disclosure Schedule is a complete and correct list as of the date hereof of (i) all employees of ISI and its Subsidiaries with annual compensation in excess of $100,000 and (ii) each such employee’s rate of base salary or hourly wage compensation, bonus opportunity, length of service, employment, severance or similar types of agreement, benefits, title and location, and visa status (including type, status and sponsoring entity, as applicable).

(b) Each of ISI and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws and contracts respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, and wages and hours, worker classification, equal employment opportunity, non-discrimination, non-harassment, employee lease issues, plant closures and mass layoffs, immigration, benefits, and collective bargaining and labor relations. There is no unlawful employment practice, discrimination or harassment charge pending or, to ISI’s Knowledge, threatened involving ISI or any of its Subsidiaries, nor is there any pending or, to ISI’s Knowledge, threatened unfair labor practice charge or complaint against ISI or any of its Subsidiaries whether or not by or before any Governmental Authority. Except as set forth on Section 4.11(b) of the Disclosure Schedule, there is no pending or, to ISI’s Knowledge, threatened Litigation against or affecting ISI or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters. Each ISI Business Employee is authorized to work in the jurisdiction in which he or she provides services to ISI or its Subsidiaries, and the transactions contemplated in this Agreement and the Ancillary Agreements will not adversely affect any ISI Business Employee’s continuing work authorization.

(c) Neither ISI nor any Subsidiary of ISI is a party to or otherwise bound by any ISI Collective Bargaining Agreement; and no ISI Business Employee is otherwise represented by any labor union or labor organization with respect to services provided to ISI or any Subsidiary. Neither ISI nor any Subsidiary of ISI is subject to any charge, demand, petition, or representation proceeding seeking to compel, require or demand it to recognize or bargain with any labor union or labor organization nor is there pending or, to ISI’s Knowledge, threatened, any labor strike, walkout, work stoppage, slow-down, lockout, or any other material labor dispute involving or affecting ISI or any Subsidiary of ISI. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving or affecting ISI or its Subsidiaries. Prior to the date of this Agreement, ISI and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union or labor organization, which is representing any ISI Business Employee in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

(d) Neither ISI nor any Subsidiary of ISI has engaged in any employee layoffs during the two (2)-year period prior to the date hereof without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation (collectively, “WARN”).

(e) ISI and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(f) To ISI’s Knowledge, no current or former employee of ISI or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to ISI or any of its Subsidiaries, or (ii) to a former employer relating (A) to the right of any such employee to be employed by ISI or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(g) Except as would not result in material liability for ISI or any of its Subsidiaries: (i) ISI and its Subsidiaries have paid and reimbursed, as applicable, all salaries, wages, wage premiums, commissions, bonuses, severance payments, accrued unused vacation balances, business expenses, and other compensation that has come due and payable to current and former employees and other service providers pursuant to applicable Law, contract or policy, and (ii) neither ISI nor any of its Subsidiaries is misclassifying or has misclassified any employee or service provider for purposes of applicable Law.

(h) To the Knowledge of ISI, no ISI Business Employee who is a Senior Executive intends to terminate his or her employment.

(i) The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any breach or other violation of any ISI Collective Bargaining Agreement, employment agreement, or consulting agreement or any other agreement to which ISI or its Subsidiaries is a party to or bound.

Section 4.12 Contracts and Commitments. Except as set forth on Section 4.12 of the Disclosure Schedule, neither ISI nor any Subsidiary of ISI is a party to any of the following agreements currently in effect:

(a) any agreement (i) under which any of ISI or its Subsidiaries has created, incurred, assumed or guaranteed Indebtedness (under clause (ii) through (ix) of the definition thereof) or imposing an Encumbrance on any of the assets or properties of ISI or its Subsidiaries other than a Permitted Encumbrance, in each case, other than the entry into agreements in connection with the Debt Financing, or (ii) whereby any of ISI or its Subsidiaries has an obligation to make an investment in or loan to any Person;

(b) any agreement entered into by ISI or any of its Subsidiaries involving the merger with, acquisition of, or purchase of any business, stock, equity, property or assets of any Person, in each case other than any intercompany agreements involving the contribution of stock or equity of a Subsidiary to ISI;

(c) any agreement pursuant to which any of ISI or its Subsidiaries leases any (i) ISI Leased Real Property requiring the payment of more than $150,000 per year, or (ii) personal property requiring the payment of more than $10,000 per year.

(d) any agreement that requires any of ISI or any of its Subsidiaries to purchase all of its requirements for any goods or services exclusively from one or more parties;

(e) any license of Intellectual Property by or to ISI or its Subsidiaries, except for licenses implied by the sale of goods, shrink-wrap, click-wrap software licenses, end-user licenses and licenses to software generally commercially available (in each case, with a value of less than $15,000) and any other agreement pursuant to which ISI or any of its Subsidiaries’ ability to use, disclose, license or enforce any Intellectual Property is affected other than use or disclosure that is limited by confidentiality or non-disclosure agreements entered into in the ordinary course of business (including in connection with acquisition opportunities) related to Intellectual Property that is neither owned nor licensed by ISI or its Subsidiaries;

(f) any agreement under which ISI or any of its Subsidiaries is obligated to pay royalties, commissions or similar payments to any Person (other than commissions paid to employees in the ordinary course of business);

(g) any stock purchase plan, stock option plan, phantom plan or similar plan;

(h) any agreement (i) containing a “most favored customer” or similar provision or (ii) involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities in connection with any Litigation involving ISI or any of its Subsidiaries arising in the past twelve (12) months;

(i) any agreement that contains or provides for an undertaking by ISI or its Subsidiary to pay any liquidated damages or similar remedy in the event of any failure to perform or late performance of such contract;

(j) any (i) agreement pertaining to employment arrangements with any officer, director, or employee of ISI that provides for annual compensation in excess of $100,000, and (ii) agreement providing for severance, retention, change in control or other similar payments or benefits;

(k) any ISI Related Party Agreement;

(l) (i) any power of attorney granted by ISI or its Subsidiaries that is currently effective and outstanding, and (ii) any letter of credit, performance bond or similar instrument that is currently outstanding;

(m) any agreement relating to any partnership, joint venture, strategic alliance or sharing of profits;

(n) any collective bargaining agreement or any other labor-related contract or understanding with any labor union, labor organization or works council (each, a “ISI Collective Bargaining Agreement”);

(o) any agreement containing covenants materially restricting or limiting the freedom of ISI or any Subsidiary to engage in any line of business or in any geography or territory; or

(p) any other agreement, (i) involving payments to or by ISI or any of its Subsidiaries in excess of $2,000,000 per year (other than purchase orders and statements of work entered into in the ordinary course of business) or (ii) to the extent material and outside of the ordinary course of business, that contains or provides for an undertaking by ISI or its Subsidiaries to indemnify or hold harmless another Person.

Each of the contracts set forth or required to be set forth on Section 4.12 of the Disclosure Schedule or on a Schedule cross-referenced within such Schedule or any agreement with any ISI Top Customer or any agreement with any ISI Top Supplier (“ISI Material Agreements”) is the legal, valid and binding obligation of ISI and/or its Subsidiaries, enforceable against them in accordance with its terms, except as such enforceability may be limited by General Enforceability Exceptions. Except as set forth on Section 4.12(q) of the Disclosure Schedule, neither ISI nor any of its Subsidiaries, nor, to ISI’s Knowledge, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any ISI Material Agreement, nor has ISI or any of its Subsidiaries received (or has any knowledge of) any claim of any such breach, violation or default or any notice terminating or threatening the termination of any ISI Material Agreement. ISI and its Subsidiaries are not parties to any ISI Material Agreements that are oral. ISI has delivered or made available to ISH true and complete copies of all ISI Material Agreements, including any amendments thereto.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule contains a complete and accurate list of the following categories of Intellectual Property owned by ISI or its Subsidiaries or used by ISI or its Subsidiaries in the Business: (i) all registered Trademarks and material unregistered Trademarks; (ii) domain names and uniform resource locators; (iii) all registered

Copyrights; and (iv) Computer Software (including any Computer Software used in, combined with, linked with, distributed with or provided (including via a network) to any Person in connection with ISI Software), in each case listing, as applicable, the name of the applicant/registrant and current owner, except such list shall not be required to include the name of the applicant/registrant of any Commercially Available Software. Neither ISI nor any of its Subsidiaries owns any Patents or patent applications. Except for Computer Software set forth on Section 4.13(a) of the Disclosure Schedule, neither ISI nor any of its Subsidiaries use in the conduct of their respective businesses any Computer Software with annual license and maintenance fees in excess of $20,000. ISI and its Subsidiaries exclusively own all right, title and interest in, or otherwise have a sufficient right to use pursuant to a written agreement, all Intellectual Property used in or necessary for the conduct of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances. To ISI’s Knowledge, there are no facts, circumstances or information that would, or reasonably could be expected to, render any of the Intellectual Property owned by ISI or any of its Subsidiaries invalid or unenforceable.

(b) (i) Neither ISI nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated, or is now infringing, misappropriating, or otherwise violating, the Intellectual Property of any third party in any material respects (“Third Party Rights”); (ii) there is no claim pending or, to ISI’s Knowledge, threatened against ISI or any of its Subsidiaries with respect to any Third Party Rights or contesting any aspect of any Intellectual Property, and there has been no such claim in the past two (2) years; and (iii) to ISI’s Knowledge, there is no material infringement by a third party of any of ISI Intellectual Property, or any claim against a third party alleging infringement or misappropriation of any of ISI Intellectual Property. With respect to data collection, use, privacy, protection, and security, ISI and its Subsidiaries have complied in all material respects with all applicable Laws and industry standards or requirements, including the Payment Card Industry Data Security Standards (PCI-DSS), in each case as applicable to ISI or its Subsidiaries.

(c) There have been no (and ISI and its Subsidiaries have not received any written notices of any) actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) (“Security Breaches”) of (i) the ISI Systems, including all information stored or contained therein or transmitted thereby, or (ii) Personal Information in the possession or control of ISI or any of its Subsidiaries. To ISI’s Knowledge, there are not, and have not been, any facts or circumstances that would require ISI or any of its Subsidiaries to give notice to any Person of any Security Breaches pursuant to any applicable Law.

(d) The ISI Systems are (i) sufficient for the current needs of ISI and its Subsidiaries, including as to capacity and ability to process current and anticipated peak volumes in a timely manner, and (ii) free of any disabling codes or instructions, including viruses or worms. In the past two (2) years, there have not been any material malfunctions, material breakdowns or continued substandard performance of any ISI Systems.

(e) None of the proprietary Computer Software products or Computer Software-enabled service offerings developed for ISI or any of its Subsidiaries by a third party uses, incorporates, is derived from or has embedded in it any software code that is subject to an “open source,” copyleft, or similar license (such as under the GNU Public License, Lesser GNU Public License, or Mozilla Public License) in a manner that requires or would require all or a portion of such Computer Software, any of the code thereof, or any other Intellectual Property owned by ISI or its Subsidiaries, to be disclosed, distributed, or licensed pursuant to the provisions of any such license.

Section 4.14 Environmental Matters. Except as set forth on Section 4.14 of the Disclosure Schedule:

(a) ISI and its Subsidiaries: (i) are, and have been, in compliance in all material respects with all Environmental Laws, including those applicable to their operations and use of the ISI Leased Real Property, which compliance includes obtaining and complying in all material respects with all ISI Licenses required pursuant to Environmental Laws; and (ii) have furnished to ISH copies of all material environmental assessments, audits, reports and other material environmental documents in their possession or under their reasonable control relating to their respective businesses or their current or former properties, facilities or operations;

(b) neither ISI nor its Subsidiaries has: (i) generated, transported, treated, stored, disposed of, arranged for or permitted the disposal of, handled, Released, manufactured, distributed, or exposed any Person to, any Hazardous Material, including at or on the ISI Leased Real Property, in violation of any applicable Environmental Laws, and, there has been no Release or threat of Release of any Hazardous Material by ISI or its Subsidiaries or at or on any property owned or operated by ISI or its Subsidiaries, including the ISI Leased Real Property, that in each case requires reporting or remediation by ISI or any of its Subsidiaries pursuant to, or would give rise to material liabilities under, any Environmental Law; or (ii) assumed or become subject to any material liability of any other Person relating to Environmental Laws or Hazardous Materials;

(c) neither ISI nor its Subsidiaries have (i) received notice within the past three (3) years of any actual or alleged material violation of, or material liability under, any Environmental Law, including under the citizen suit provisions of any Environmental Law; (ii) received any written request within the past three (3) years for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental Authority under any Environmental Law; or (iii) been subject to or, to ISI’s Knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to ISI’s Knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the ISI Leased Real Property that require reporting or remediation by ISI or its Subsidiaries pursuant to any applicable Environmental Law.

Section 4.15 Insurance.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a list of the insurance policies held by, or for the benefit of, ISI and its Subsidiaries as of the date of this Agreement (the “ISI Policies”). All premiums with respect thereto have been paid to the extent due and each of ISI and its Subsidiaries have otherwise performed all of its obligations in all material respects under each such ISI Policy. No written notice of cancellation, termination or reduction of coverage has been received with respect to any such ISI Policy. ISI and its Subsidiaries are not in breach or default, or have taken any action or failed to take any action that with notice or lapse of time, or both, would constitute such a breach or default, or permit termination or adverse modification of any such ISI Policies, in each case in any material respects. ISI and its Subsidiaries have not received any written notices of cancellation or non-renewal of any such ISI Policy nor, to ISI’s Knowledge, has the termination of any such ISI Policy been threatened. ISI and its Subsidiaries are in compliance with the terms of such Policies, except for such noncompliance as would not be, individually or in the aggregate, material to ISI and its Subsidiaries. Except as set forth on Section 4.15(a) of the Disclosure Schedule, since January 1, 2015 (or with respect to any Subsidiary, since the date acquired by ISI if later), ISI and its Subsidiaries have never maintained, established, sponsored, participated in or contributed to any self-insurance plan with respect to ISI, its Subsidiaries or their respective business, assets or liabilities.

(b) Section 4.15(b) of the Disclosure Schedule sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Business since January 1, 2015 (including with respect to insurance obtained but not currently maintained but excluding any insurance covering a Subsidiary acquired by ISI during any period prior the acquisition of such Subsidiary) and/or for which the relevant insurance carrier has reserved $100,000 or more in respect of such claim.

Section 4.16 No Brokers. Other than with Moelis & Company, neither ISI nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of ISI or its Subsidiaries or any other party hereto to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Ancillary Agreements or consummation of the transactions contemplated hereby or thereby.

Section 4.17 Compliance with Laws. Except as set forth in Section 4.17 of the Disclosure Schedule, neither ISI nor any Subsidiary of ISI is, or during the past two (2) years has been, in default or violation of any Law (including, to the extent applicable, the U.S. Foreign Corrupt Practices Act, as amended, laws and regulations of the Office of Foreign Assets Control, and applicable import/export control laws), statute, ordinance, regulation, rule, order, judgment or decree of, or the payment of any regulatory fees and contributions to, any Governmental Authority applicable to ISI or such Subsidiary or by which any property or asset of ISI or its Subsidiaries is bound, except for any such conflicts, defaults or violations that would not be reasonably likely to be, individually or in the aggregate, material. Neither ISI nor any Subsidiary has received any written notification or communication from any Governmental Authority within the past two (2) years (i) asserting that ISI or any Subsidiary is not in material compliance with any Law, or (ii) threatening to revoke any ISI License, other than any ISI License the absence of which would not be material. To ISI’s Knowledge, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged material violation by ISI or its Subsidiaries of any Law.

Section 4.18 License and Permits. ISI and its Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “ISI Licenses”) necessary for ISI and its Subsidiaries to own, lease and operate their properties in all material respects in the manner in which they currently own, lease and operate such properties and to carry on their businesses in all material respects as currently conducted. Section 4.18 of the Disclosure Schedule contains a true and complete list of all ISI Licenses which have been issued to ISI or any of its Subsidiaries and are currently in effect (other than local business licenses and sales and use tax licenses). Each ISI License is valid and in full force and effect, except to the extent the failure of any such ISI License to be valid and in full force and effect would not be reasonably likely to be, individually or in the aggregate, material. There is no investigation or proceeding pending or, to the Knowledge of ISI, threatened that could result in the termination, revocation, suspension, or restriction of any ISI License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any ISI License, except to the extent the termination, revocation, suspension, or restriction of any ISI License or the imposition of any fine, penalty or other sanctions would not be reasonably likely to be, individually or in the aggregate, material. ISI and its Subsidiaries have not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement of any ISI License in any material respects. Except as set forth in Section 4.18 of the Disclosure Schedule, none of the material ISI Licenses shall be affected in any material manner by the consummation of the transactions contemplated hereby.

Section 4.19 Customers and Suppliers. Section 4.19(a) of the Disclosure Schedule sets forth (i) a list of ISI’s and its Subsidiaries’ top twenty (20) customers (by gross revenues generated from sales to such customers) on a combined basis (“ISI Top Customer”), and (ii) a list of ISI’s and its Subsidiaries’ top twenty (20) suppliers (by aggregate cost of supplies purchased from such suppliers) on a combined basis (“ISI Top Supplier”), in each case for the fiscal year ended December 31, 2017 and the two (2)-month period ended February 28, 2018. Except as set forth in Section 4.19(b) of the Disclosure Schedule, since January 1, 2017: (i) no ISI Top Customer has cancelled, terminated or reduced substantially the quantity of products or services it purchases from ISI or its Subsidiaries or materially and adversely modified the commercial terms of its relationship (whether related to payment, price or otherwise) with ISI and its Subsidiaries (other than in connection with routine price negotiations in ordinary course of business), (ii) to ISI’s Knowledge, no ISI Top Customer intends, or has threatened, to cancel, terminate or reduced substantially the quantity of products or services it purchases from any of ISI and its Subsidiaries or materially and adversely modify the commercial terms of its relationship with ISI and its Subsidiaries (other than in connection with routine price negotiations in ordinary course of business) and (iii) to ISI’s Knowledge, no ISI Top Customer is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appoint a receiver. Since January 1, 2017, none of the ISI Top Customers of ISI or any of its Subsidiaries has exercised audit or inspection rights pursuant to any contract with ISI and its Subsidiaries in any material respects. ISI and its Subsidiaries are not, and since January 1, 2017, has not been, engaged in any material dispute or controversy with any ISI Top Customer with respect to the supply of products or services by ISI and its Subsidiaries where the amount in controversy or dispute exceeds $200,000 (other than in connection with routine price negotiations and the resolution of warranty claims, in each case in the ordinary course of business). Except as set forth in Section 4.19(b) of the Disclosure Schedule, since January 1, 2017: (i) no ISI Top Supplier has cancelled, terminated or reduced substantially the quantity of products it provides to ISI and its Subsidiaries, (ii) ISI and its Subsidiaries have not received written notice that any ISI Top Supplier intends to cancel, terminate or reduce substantially the quantity of products it provides to ISI and its Subsidiaries and (iii) to ISI’s Knowledge, no ISI Top Supplier is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appoint a receiver. ISI and its Subsidiaries are not, and since January 1, 2017 have not been, engaged in any material dispute or controversy with any ISI Top Supplier with respect to the supply of materials, products or services to ISI and its Subsidiaries where the amount in controversy or dispute exceeds $150,000 (other than in connection with routine price negotiations or resolution of warranty claims, in each case in the ordinary course of business).

Section 4.20 Inventories. The inventories of ISI and its Subsidiaries including any inventory reflected in the ISI Financial Statements, Net Working Capital or the accounting records of ISI and its Subsidiaries are of a quality and quantity useable and saleable in the normal and ordinary course of business, subject to appropriate and adequate allowances, if any, reflected on the ISI Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other irregular items all of which have been written off or written down to net realizable value in the Net Working Capital, in each case, in accordance with the Accounting Principles. All inventories not written off have been stated at the lower of cost or market, in accordance with the Accounting Principles. To the Knowledge of ISI, the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of ISI and its Subsidiaries.

Section 4.21 Accounts Receivables. The Accounts Receivable of ISI and its Subsidiaries reflected on the ISI Base Balance Sheet or Net Working Capital (except to the extent of the allowance for doubtful accounts reflected on the ISI Base Balance Sheet calculated in accordance with the Accounting Principles) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and recorded in accordance with the Accounting Principles. There are no material disputes with respect to any of the Accounts Receivable reflected on the ISI Balance Sheet that have not been reserved for on the ISI Base Balance Sheet in each case, in amounts less than the applicable reserves on the ISI Base Balance Sheet or Net Working Capital, other than routine disputes arising in the ordinary course since the date of the ISI Base Balance Sheet.

Section 4.22 Warranties. Except as set forth on Section 4.22 of the Disclosure Schedule, no material warranty claim is currently pending against ISI or its Subsidiaries in excess of $50,000 on an individual basis (excluding customer claims for normal rework in the ordinary course of business consistent with past experience in scope and amount). Except as set forth on Section 4.22 of the Disclosure Schedule, no material amount of goods manufactured by ISI or its Subsidiaries within the past two (2) years has failed to be in conformity in all material respects with all product specifications and warranties provided to customers of ISI or its Subsidiaries. Since January 1, 2015, ISI and its Subsidiaries have not, and none of the products manufactured by ISI or its Subsidiaries is or has been subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntary or at the discretion or order of any Governmental Authority or otherwise (and, to ISI’s Knowledge, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

Section 4.23 Affiliate Transactions. Except as set forth on Section 4.23 of the Disclosure Schedule, no Related Party of ISI or any of its Subsidiaries is party to any agreement, contract or commitment or transaction (other than employment agreements) with ISI or any of its Subsidiaries or involving any assets or property of ISI or any of its Subsidiaries, any business arrangement, any known claim or cause of action against ISI or its Subsidiaries, and/or owes any amount to ISI or its Subsidiaries (an “ISI Related Party Agreement”).

Section 4.24 No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE IV, ISI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF ISI SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN-PRESENT CONDITION. ISI HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, AND ISI IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF ISI OR ANY OF ITS SUBSIDIARIES. ISH, ILG AND THE COMPANY AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF ISI, FARADAY OR ISI’S SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL, EXCEPT IN THE CASE OF FRAUD, HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO ISH, ILG, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE) BASED UPON INFORMATION PROVIDED OR MADE AVAILABLE TO ISH, ILG OR THE COMPANY UNLESS ANY SUCH INFORMATION IS EXPRESSLY AND SPECIFICALLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ILG

ILG hereby represents and warrants to Faraday on the date of this Agreement and again on and as of the Closing Date as follows:

Section 5.01 Formation; Good Standing; Authority.

(a) ILG is a corporation duly incorporated and in good standing under the laws of the State of Delaware. ILG has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. ILG is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Section 5.01(a) of the Disclosure Schedule and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to be, individually or in the aggregate, material. The copies of ILG’s Organizational Documents, each as amended to date and made available to Faraday, are complete and correct, and no amendments thereto are pending.

(b) ILG has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Agreements, the performance by ILG of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the ILG Board. Such ILG Board authorization has been properly obtained, and it constitutes all of the necessary action or authorization on the part of ILG for the authorization, execution, delivery and performance of this Agreement and such Ancillary Agreements, the consummation by ILG of the transactions contemplated hereby and thereby. As of the Closing Date, ILG will have delivered to Faraday certified copies of such ILG Board authorization and as of such date the ILG Board authorization will not have been revoked, rescinded or amended. The ILG Board authorizations are the only organizational approvals on the part of ILG required for the authorization, execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation by ILG of the transactions contemplated hereby and thereby.

(c) This Agreement and each of the Ancillary Agreements to which ISI is or will be a party have been duly executed and delivered by ILG and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Agreements by the other parties hereto and thereto, constitute legal, valid and binding obligations of ILG, enforceable against ILG in accordance with their respective terms, except as such enforceability may be limited by General Enforceability Exceptions.

Section 5.02 Capitalization.

(a) The total amount of authorized capital stock of ILG as of the date of this Agreement consists of 1,000 shares of ILG Common Stock, 100 of which is issued and outstanding. All of the issued and outstanding ILG Common Stock has been duly authorized and validly issued in compliance with all applicable Laws in all material respects. ISH is the record and beneficial owner of all issued and outstanding ILG Common Stock.

(b) Except as set forth on Section 5.02(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which ILG is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any ILG Common Stock or other equity interests of ILG. ILG has not agreed to issue any stock appreciation right, phantom stock, interest in the ownership or earnings of ILG or other equity equivalent. Except as set forth on Section 5.02(b) of the Disclosure Schedule, there are no agreements to which ILG is a party with respect to the voting of any ILG Common Stock or which restrict the transfer of any such ILG Common Stock. Except as set forth on Section 5.02(b) of the Disclosure Schedule, there are no outstanding contractual obligations of ILG to repurchase, redeem or otherwise acquire any ILG Common Stock, other equity interests or any other securities of ILG.

(c) The minute books of ILG and its Subsidiaries, to the extent required by applicable Law, reflect in all material respects all actions taken by the board of directors (or equivalent body), any committee and the stockholder or member of the applicable entity by written consent or resolution since September 30, 2014 (or in the case any Subsidiary acquired by ILG after such date, since the date of such acquisition). The other books and records of ILG and its Subsidiaries have been prepared and maintained in accordance with applicable Law and accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of ILG and its Subsidiaries.

Section 5.03 Subsidiaries.

(a) ILG’s Subsidiaries are listed on Section 5.03(a) of the Disclosure Schedule. ILG owns directly or indirectly all of the outstanding capital stock or limited liability company interest, as applicable, of its Subsidiaries, free and clear of all Encumbrances. Except as set forth on Section 5.03(a) of the Disclosure Schedule, neither ILG nor its Subsidiaries owns, directly or indirectly, any capital stock, equity, or other ownership interest in any other Person. The authorized capitalization of each of ILG’s Subsidiaries, including the identity of each holder of any outstanding equity interest therein, is set forth on Section 5.03(a) of the Disclosure Schedule. All of the outstanding equity interests of each of ILG’s Subsidiaries have been duly authorized and validly issued. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which any of ILG’s Subsidiaries is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any equity interests of any of ILG’s Subsidiaries. None of ILG’s Subsidiaries has agreed to issue any stock appreciation right, phantom stock, interest in the ownership or earnings of any Subsidiary or other equity equivalent. Except as set forth in the Organizational Documents of each Subsidiary ILG, there are no agreements to which any of ILG’s Subsidiaries is a party with respect to the voting of any equity interests of any of ILG’s Subsidiaries or which restrict the transfer of any such equity interests. There are no outstanding contractual obligations of any of ILG’s Subsidiaries to repurchase, redeem or otherwise acquire any equity interests or any other securities of any of ILG’s Subsidiaries.

(b) Each of ILG’s Subsidiaries is duly organized and in good standing under the laws of its jurisdiction of organization or incorporation, and has all requisite corporate or similar power and authority to own, operate, and lease its properties and to carry on its business as currently conducted. Each Subsidiary of ILG is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Section 5.03(b) of the Disclosure Schedule or qualified to do business in each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to be, individually or in the aggregate, material. The copies of the Organizational Documents of each such Subsidiary, in each case as amended to date and made available to Faraday, are complete and correct, and no amendments thereto are pending.

Section 5.04 No Conflict; Consents. Except for filings under the HSR Act and as set forth on Section 5.04 of the Disclosure Schedule, the execution and delivery by ILG of this Agreement and the Ancillary Agreements, and the consummation by ILG of the transactions contemplated hereby and thereby in accordance with, the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, or cancellation or acceleration under, (A) any ILG Material Agreement, permit, license, or Encumbrance to which ILG or any of its Subsidiaries is a party or by which ILG’s or any of its Subsidiaries’ assets are bound, or (B) any provision of the Organizational Documents of ILG or any of its Subsidiaries; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency or arbitrator applicable to ILG or any of its Subsidiaries, and/or result in the creation of any Encumbrance upon any of the assets of ILG or any of its Subsidiaries other than Permitted Encumbrances or (iii) require from ILG or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Authority, except, in the case of each of (i), and (ii), where such violation, conflict, default, termination or failure to provide notice or to obtain consent or approval, as applicable, would not be reasonably likely to be, individually or in the aggregate, material.

Section 5.05 Financial Statements; Undisclosed Liabilities.

(a) ILG has delivered to Faraday the following financial statements, copies of which are attached hereto as Section 5.05(a) of the Disclosure Schedule (collectively, the “ILG Financial Statements”): (i) an audited consolidated balance sheet of Interior Logic Group, Inc. as of December 31, 2016, and consolidated statements of income and retained earnings and consolidated statements of cash flows for the year then-ended (the “ILG Audited Financial Statements”); (ii) an unaudited consolidated balance sheet of Interior Logic Group, Inc. as of December 31, 2017, and consolidated statements of income and retained earnings and consolidated statements of cash flows for the year then-ended, and (iii) an unaudited consolidated balance sheet of Interior Logic Group, Inc. as of February 28, 2018 (the “ILG Base Balance Sheet”), and an unaudited consolidated statement of income and consolidated statements of cash flows and consolidated statement of shareholders’ equity of Interior Logic Group, Inc. for the two (2)-month period ended February 28, 2018.

(b) Subject to the absence of footnotes (that, if presented, would not differ materially from those presented with the applicable ILG Audited Financial Statements) and customary and normal year-end audit adjustments (none of which will, individually or in the aggregate, be material) with respect to the unaudited ILG Financial Statements, the ILG Financial Statements have been prepared in accordance with past practice and in compliance with GAAP applied on a consistent basis in accordance with the past practice of ILG throughout the periods covered thereby and fairly present in all material respects the consolidated financial conditions and positions, results of operations, stockholders’ equity (where applicable) and cash flows of Interior Logic Group, Inc. at the dates and for the relevant periods indicated therein. The ILG Financial Statements were derived from the books and records of ILG and its Subsidiaries. Except as set forth on Section 5.05(b) of the Disclosure Schedule, ILG and its Subsidiaries maintain systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances that transactions are recorded in conformity with the Accounting Principles. Except as set forth on Section 5.05(b) of the Disclosure Schedule, to ILG’s Knowledge, there are no significant deficiencies or weaknesses in the design or operation of the systems of internal accounting controls over financial reporting of ILG and its Subsidiaries.

(c) Except as set forth on Section 5.05(c) of the Disclosure Schedule, ILG and its Subsidiaries have no liabilities of any kind, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, or due or to become due, other than (i) liabilities that are reflected, reserved for, or disclosed in the ILG Base Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the date of the ILG Base Balance

Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of applicable Law or any Litigation), including liabilities under contracts not yet fully performed for which ILG or any of its Subsidiaries is not in breach, (iii) liabilities for transaction costs and expenses described in Section 9.07, or (iv) liabilities that are not in excess of $250,000 in the aggregate.

(d) Section 5.05(d) of the Disclosure Schedule sets forth ILG’s Cash and Cash Equivalents, Indebtedness and Net Working Capital, in each case as of the close of business on December 31, 2017, and (ii) ILG’s good faith estimate as of the date of this Agreement of the Expenses of ISH, ILG and its Subsidiaries as of the Closing.

Section 5.06 Absence of Changes. Except as set forth on Section 5.06 of the Disclosure Schedule, since December 31, 2017 (a) ILG and its Subsidiaries have operated only in the ordinary course of business consistent with past practices, (b) there has been no ILG Material Adverse Effect, and (c) through the date hereof none of the actions which would have been prohibited by Section 9.01 hereof if this Agreement had been in effect has occurred.

Section 5.07 Litigation. Except as set forth on Section 5.07 of the Disclosure Schedule, (a) there is no material Litigation pending against ILG or any of its Subsidiaries, and there is no injunctive relief ordered against ILG or any of its Subsidiaries; (b) to ILG’s Knowledge, there is no, and during the past two (2) years there has not been any, Litigation threatened involving a claim or potential claim of liability in excess of $100,000 or seeking injunctive relief against ILG or any of its Subsidiaries; and (c) neither ILG nor any of its Subsidiaries has commenced any Litigation against any Person (other than for routine collection of bills in the ordinary course of business), or threatened to do so within the past twelve (12) months. There is no Litigation pending or, to the Knowledge of ILG, threatened against ILG or its Subsidiaries, which seeks to prevent, delay or enjoin the execution, delivery or consummation of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Neither ILG nor any of its Subsidiaries is subject to any Order. There is no unsatisfied judgment or award against ILG, its Subsidiaries or any of their respective properties or assets. Except as set forth on Section 5.07 of the Disclosure Schedule, in connection with any Litigation or threatened Litigation, ILG and/or its Subsidiaries have not entered into any material settlement or similar agreement since January 1, 2015 and there is no settlement or similar agreement that imposes any ongoing obligation or restriction on ILG or its Subsidiaries in any material respects.

Section 5.08 Taxes. Except as set forth on Section 5.08 of the Disclosure Schedule:

(a) ILG and its Subsidiaries have properly prepared and timely filed all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects;

(b) ILG and its Subsidiaries have timely and fully paid all material Taxes owed by them under applicable Law (whether or not shown as due on such filed Tax Returns);

(c) All material amounts of Tax required to be withheld under applicable Law by ILG and its Subsidiaries have been timely withheld and, to the extent required, timely paid over to the appropriate Governmental Authority;

(d) There are no audits, examinations, investigations or other Proceedings pending or, threatened in writing by any Governmental Authority in respect of Taxes or Tax matters of ILG and its Subsidiaries;

(e) No waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of ILG or its Subsidiaries that are still in effect (or if requested, pending);

(f) Neither ILG nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement;

(g) Neither ILG nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder;

(h) There are no Encumbrances with respect to Taxes upon any of the assets of ILG or any of its Subsidiaries, other than Permitted Encumbrances;

(i) Neither ILG nor any of its Subsidiaries (i) has executed any “closing agreement” within the meaning of Section 7121 of the Code (or applicable or similar law) or is subject to or has requested any private letter ruling from the IRS or any comparable or similar ruling of any Governmental Authority that is still in force (if received) or pending (if requested), (ii) has been informed in writing by a Governmental Authority in a jurisdiction where ILG or its applicable Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, (iii) has a permanent establishment in any country other than the country in which it is organized and resident, (iv) has any liability for Taxes of any other Person (other than another member of the group of which ISH is the common parent) under Treasury Regulations Section 1.1502-6, as a transferee or successor, by assumption, by operation of Law or otherwise, except pursuant to customary tax reimbursement or indemnification provisions contained in commercial agreements entered into in the ordinary course of business a principal subject matter of which is not Taxes, (v) is or has ever been a member of consolidated, combined or unitary Tax group, other than a group of which ILG is or was the common parent or (vi) is a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement (or any agreement requiring ILG or any of its Subsidiaries to pay any amount to any Person with respect to the receipt of a Tax refund or the utilization of a net operating loss or other Tax asset), other than (A) an agreement exclusively between ILG and/or one or more of its Subsidiaries or (B) customary tax reimbursement or indemnification provisions contained in commercial agreements entered into in the ordinary course of business a principal subject matter of which is not Taxes;

(j) ILG and its Subsidiaries will not be (and have not been) required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of applicable Tax Law), (ii) election under Section 965(h) of the Code, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable or similar Tax Law) executed on or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) existing prior to the Closing, (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) prepaid amount received on or prior to the Closing; or (vii) election under Section 108(i) of the Code; and

(k) ILG and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the ILG Financial Statements for all Taxes payable by ILG and its Subsidiaries for all Pre-Closing Tax Periods (and the pre-closing portion of any Straddle Period) through the date of such ILG Financial Statements, and the accrued and unpaid Taxes of ILG and its Subsidiaries do not materially exceed such accruals as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ILG and its Subsidiaries in filing its Tax Returns.

(l) Neither ILG nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.09 Employee Benefit Plans.

(a) Section 5.09(a) of the Disclosure Schedule sets forth a list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA or any other material benefit or compensation plan, program, policy, agreement or arrangement (other than employment offer letters entered into in the ordinary course of business) providing pension, profit-sharing, deferred compensation, bonus or incentive compensation, stock option or equity-based compensation, severance, group or individual health, dental, medical, disability, life insurance, survivor, or other similar benefits, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee of ILG or any of its Subsidiaries, whether active or terminated, or any spouse or beneficiary thereof, and is maintained, sponsored, contributed to, or required to be contributed to by ILG or its Subsidiaries, or under or with respect to which ILG or its Subsidiaries has or could reasonably expect to have any liability or obligation (each an “ILG Employee Benefit Plan”).

(b) Except as set forth on Section 5.09(b) of the Disclosure Schedule, no ILG Employee Benefit Plan is an “employee pension plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code or a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. Neither ILG nor any of its Subsidiaries has any current or contingent liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) ILG has heretofore delivered or otherwise made available to Faraday true, correct and complete copies of each ILG Employee Benefit Plan (or if such ILG Employee Benefit Plan is not written, an accurate description of the material terms thereof), and with respect to each such ILG Employee Benefit Plan true, correct and complete copies of, where applicable, (i) the most recent summary plan description, (ii) the most recent annual report (Form 5500), (iii) the most recently received IRS determination or opinion letters, and (iv) any insurance policies, trust agreements, or other funding arrangements.

(d) Except as set forth on Section 5.09(d) of the Disclosure Schedule, each ILG Employee Benefit Plan has been maintained, funded, and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such ILG Employee Benefit Plan. Each ILG Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a “ILG Qualified Plan”) and each trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code and associated with any ILG Employee Benefit Plan has received a determination letter or, where the ILG Qualified Plan is based upon a master and prototype or volume submitter form, to ILG’s Knowledge the sponsor of such form has received a current advisory opinion as to the form upon which ILG and its Subsidiaries are entitled rely under applicable IRS procedures and, to ILG’s Knowledge, nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification. No nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any ILG Employee Benefit Plan that has or could reasonably be expected to result in any material liability for an ILG Employee Benefit Plan, ILG or any Subsidiary.

(e) Except as set forth on Section 5.09(e) of the Disclosure Schedule, no ILG Employee Benefit Plan provides, and neither ILG nor any Subsidiary has any obligation to provide, welfare benefits subsequent to termination of employment to current or former employees or their beneficiaries except to the extent required by applicable state laws or COBRA for which the recipient pays the full premium cost. ILG and its Subsidiaries have complied in all material respects with the requirements of COBRA. Neither ILG nor any of its Subsidiaries has incurred or could reasonably expect to incur any material penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act.

(f) There is neither any pending Litigation nor, to the Knowledge of ILG, any Litigation threatened under or with respect to the ILG Employee Benefit Plans other than a routine claim for benefits. All contributions or payments (including all employer contributions, employee salary reduction contributions, premiums and benefit payments) with respect to each ILG Employee Benefit Plan that are due have been made within the time periods prescribed by the terms of each ILG Employee Benefit Plan, ERISA, the Code or other applicable Law, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued.

(g) Except as set forth on Section 5.09(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event) will (i) result in any payment becoming due to any employee of ILG or any of its Subsidiaries,

(ii) increase any compensation or benefits otherwise payable under any ILG Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting or funding of any such compensation benefits or under any ILG Employee Benefit Plan, or (iv) give rise to the payment of any amount that would not be deductible by the Company, ILG or any of their respective Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(h) Neither ILG nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(i) Each ILG Employee Benefit Plan subject to Section 409A of the Code (if any) is in compliance in all respects therewith such that no material Taxes or interest will be due and owing after the Closing Date in respect of such arrangement failing to be in compliance therewith.

Section 5.10 Real and Personal Property.

(a) Neither ILG nor any of its Subsidiaries own or have owned any real property.

(b) Section 5.10(b) of the Disclosure Schedule sets forth a list of all real property leased by ILG or any of its Subsidiaries for which the annual rent payable pursuant to the applicable lease exceeds $150,000 (the “ILG Leased Real Property”). All leases and subleases relating to ILG Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, are identified on Section 5.10(b) of the Disclosure Schedule (each a “ILG Lease” and collectively, the “ILG Leases”). ILG has delivered to Faraday, true and complete copies of the ILG Leases and there has not been any sublease or assignment entered into by ILG or any of its Subsidiaries in respect of any of the ILG Leases. With respect to each ILG Lease listed on Section 5.10(b) of the Disclosure Schedule:

(i) ILG or a Subsidiary of ILG, as applicable, has a valid and enforceable leasehold interest to the leasehold estate in the ILG Leased Real Property granted to ILG or such Subsidiary, as applicable, pursuant to each pertinent Lease, and such leasehold interests are free and clear of all Encumbrances, except Permitted Encumbrances, except as such enforceability may be limited by General Enforceability Exceptions;

(ii) each of said ILG Leases has been duly authorized and executed by ILG or such Subsidiary, as applicable;

(iii) ILG or such Subsidiary has not leased, subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the ILG Leased Real Property (other than ILG’s Affiliates, invitees and agents in the ordinary course of business) and other than ILG or such Subsidiary there are no parties in possession of any portion of the ILG Leased Real Property, whether as lessees, tenants at will, trespassers or otherwise; (ii) ILG has not received notice of any pending condemnation or similar proceeding affecting any portion of the ILG Leased Real Property and, to the Knowledge of ILG, no such action is presently contemplated or threatened; and (iii) there is no law, ordinance, order, regulation or requirement now in existence which would require any material expenditure to remediate, remedy, remove, modify or improve any portion of the ILG Leased Real Property in order to bring it into compliance therewith;

(iv) subject to the General Enforceability Exceptions, all ILG Leases are valid and in full force and effect in all material respects; and

(v) neither ILG nor such Subsidiary, nor, to ILG’s Knowledge, any other Person, is in breach or default under any of such ILG Leases in any material respect, nor, has any event occurred which, with notice or the passage of time, or both, would give rise to a breach or default by ILG, such Subsidiary or, to ILG’s Knowledge, any Person, as applicable, under any of such ILG Leases in any material respect.

(c) Except as set forth on Section 5.10(c) of the Disclosure Schedule, ILG and each of its Subsidiaries have good title to all of their tangible personal property and assets shown on the ILG Base Balance Sheet or acquired after the date of the ILG Base Balance Sheet or used in the business, free and clear of any Encumbrances, except for Permitted Encumbrances.

(d) All tangible assets owned or leased by ILG and its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are being put. No other Person owns any material properties or assets used in the conduct of the business of ILG and its Subsidiaries as presently conducted, other than those properties and assets leased or licensed from third parties.

Section 5.11 Labor and Employment Matters.

(a) Attached as Section 5.11(a) of the Disclosure Schedule is a complete and correct list as of the date hereof of (i) all employees of ILG and its Subsidiaries with annual compensation in excess of $100,000 and (ii) each such employee’s rate of base salary or hourly wage compensation, bonus opportunity, length of service, employment, severance or similar types of agreement, benefits, title and location, and visa status (including type, status and sponsoring entity, as applicable).

(b) Each of ILG and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws and contracts respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, and wages and hours, worker classification, equal employment opportunity, non-discrimination, non-harassment, employee lease issues, plant closures and mass layoffs, immigration, benefits, and collective bargaining and labor relations. There is no unlawful employment practice, discrimination or harassment charge pending or, to ILG’s Knowledge, threatened involving ILG or any of its Subsidiaries, nor is there any pending or, to ILG’s Knowledge, threatened unfair labor practice charge or complaint against ILG or any of its Subsidiaries whether or not by or before any Governmental Authority. Except as set forth on Section 5.11(b) of the Disclosure

Schedule, there is no pending or, to ILG’s Knowledge, threatened Litigation against or affecting ILG or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters. Each ILG Business Employee is authorized to work in the jurisdiction in which he or she provides services to ILG or its Subsidiaries, and the transactions contemplated in this Agreement and the Ancillary Agreements will not adversely affect any ILG Business Employee’s continuing work authorization.

(c) Neither ILG nor any Subsidiary of ILG is a party to or otherwise bound by any ILG Collective Bargaining Agreement; and no ILG Business Employee is otherwise represented by any labor union or labor organization with respect to services provided to ILG or any Subsidiary. Neither ILG nor any Subsidiary of ILG is subject to any charge, demand, petition, or representation proceeding seeking to compel, require or demand it to recognize or bargain with any labor union or labor organization nor is there pending or, to ILG’s Knowledge, threatened, any labor strike, walkout, work stoppage, slow-down, lockout, or any other material labor dispute involving or affecting ILG or any Subsidiary of ILG. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving or affecting ILG or its Subsidiaries. Prior to the date of this Agreement, ILG and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union or labor organization, which is representing any ILG Business Employee in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

(d) Neither ILG nor any Subsidiary of ILG has engaged in any employee layoffs during the two (2)-year period prior to the date hereof without complying in all material respects with WARN.

(e) ILG and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(f) To ILG’s Knowledge, no current or former employee of ILG or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to ILG or any of its Subsidiaries, or (ii) to a former employer relating (A) to the right of any such employee to be employed by ILG or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(g) Except as would not result in material liability for ILG or any of its Subsidiaries: (i) ILG and its Subsidiaries have paid and reimbursed, as applicable, all salaries, wages, wage premiums, commissions, bonuses, severance payments, accrued unused vacation balances, business expenses, and other compensation that has come due and payable to current and former employees and other service providers pursuant to applicable Law, contract or policy, and (ii) neither ILG nor any of its Subsidiaries is misclassifying or has misclassified any employee or service provider for purposes of applicable Law.

(h) To the Knowledge of ILG, no ILG Business Employee who is a Senior Executive intends to terminate his or her employment.

(i) The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any breach or other violation of any ILG Collective Bargaining Agreement, employment agreement, or consulting agreement or any other agreement to which ILG or its Subsidiaries is a party to or bound.

Section 5.12 Contracts and Commitments. Except as set forth on Section 5.12 of the Disclosure Schedule, neither ILG nor any Subsidiary of ILG is a party to any of the following agreements currently in effect:

(a) any agreement (i) under which any of ILG or its Subsidiaries has created, incurred, assumed or guaranteed Indebtedness or imposing an Encumbrance or any of the assets or properties of ILG or its Subsidiaries other than a Permitted Encumbrance, in each case, other than the entry into agreements in connection with the Debt Financing, or (ii) whereby any of ILG or its Subsidiaries has an obligation to make an investment in or loan to any Person;

(b) any agreement entered into by ILG or any of its Subsidiaries involving the merger with, acquisition of, or purchase of any business, stock, equity, property or assets of any Person, in each case other than any intercompany agreements involving the contribution of stock or equity of a Subsidiary to ILG;

(c) any agreement pursuant to which any of ILG or its Subsidiaries leases any (i) ILG Leased Real Property requiring the payment of more than $150,000 per year, or (ii) personal property requiring the payment of more than $10,000 per year.

(d) any agreement that requires any of ILG or its Subsidiaries to purchase all of its requirements for any goods or services exclusively from one or more parties;

(e) any license of Intellectual Property by or to ILG or any of its Subsidiaries, except for licenses implied by the sale of goods, shrink-wrap, click-wrap software licenses, end-user licenses and licenses to software generally commercially available (in each case, with a value of less than $15,000) and any other agreement pursuant to which ILG or any of its Subsidiaries’ ability to use, disclose, license or enforce any Intellectual Property is affected other than use or disclosure that is limited by confidentiality or non-disclosure agreements entered into in the ordinary course of business (including in connection with acquisition opportunities) related to Intellectual Property that is neither owned nor licensed by ILG or its Subsidiaries;

(f) any agreement under which ILG or any of its Subsidiaries is obligated to pay royalties, commissions or similar payments to any Person (other than commissions paid to employees in the ordinary course of business);

(g) any stock purchase plan, stock option plan, phantom plan or similar plan;

(h) any agreement (i) containing a “most favored customer” or similar provision or (ii) involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities in connection with any Litigation involving ILG or any of its Subsidiaries arising in the past twelve (12) months;

(i) any agreement that contains or provides for an undertaking by ILG or its Subsidiary to pay any liquidated damages or similar remedy in the event of any failure to perform or late performance of such contract;

(j) any (i) agreement pertaining to employment arrangements with any officer, director, or employee of ILG that provides for annual compensation in excess of $100,000, and (ii) agreement providing for severance, retention, change in control or other similar payments or benefits;

(k) any ILG Related Party Agreement;

(l) (i) any power of attorney granted by ILG or its Subsidiaries that is currently effective and outstanding, and (ii) any letter of credit, performance bond or similar instrument that is currently outstanding;

(m) any agreement relating to any partnership, joint venture, strategic alliance or sharing of profits;

(n) any collective bargaining agreement or any other labor-related contract or understanding with any labor union, labor organization or works council (each, a “ILG Collective Bargaining Agreement”);

(o) any agreement containing covenants materially restricting or limiting the freedom of ILG or any Subsidiary to engage in any line of business or in any geography or territory; or

(p) any other agreement, (i) involving payments to or by ILG or any of its Subsidiaries in excess of $2,000,000 per year (other than purchase orders and statements of work entered into in the ordinary course of business) or (ii) to the extent material and outside of the ordinary course of business, that contains or provides for an undertaking by ILG or its Subsidiaries to indemnify or hold harmless another Person.

Each of the contracts set forth or required to be set forth on Section 5.12 of the Disclosure Schedule or on a Schedule cross-referenced within such Schedule or any agreement with any ILG Top Customer or any agreement with any ILG Top Supplier (“ILG Material Agreements”) is the legal, valid and binding obligation of ILG and/or its Subsidiaries, enforceable against them in accordance with its terms, except as such enforceability may be limited by General Enforceability Exceptions. Except as set forth on Section 5.12(q) of the Disclosure Schedule, neither ILG nor any of its Subsidiaries, nor, to ILG’s Knowledge, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any ILG Material Agreement, nor has ILG or any of its Subsidiaries received (or has any knowledge of) any claim of any such breach, violation or default or any notice terminating or threatening the termination of any ILG Material Agreement. ILG and its Subsidiaries are not parties to any ILG Material Agreements that are oral. ILG has delivered or made available to Faraday true and complete copies of all ILG Material Agreements, including any amendments thereto.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Disclosure Schedule contains a complete and accurate list of the following categories of Intellectual Property owned by ILG or its Subsidiaries or used by ILG or its Subsidiaries in the Business: (i) all registered Trademarks and material unregistered Trademarks; (ii) domain names and uniform resource locators; (iii) all registered Copyrights; and (iv) Computer Software (including any Computer Software used in, combined with, linked with, distributed with or provided (including via a network) to any Person in connection with ILG Software), in each case listing, as applicable, the name of the applicant/registrant and current owner, except such list shall not be required to include the name of the applicant/registrant of any Commercially Available Software. Neither ILG nor any of its Subsidiaries owns any Patents or patent applications. Except for Computer Software set forth on Section 5.13(a) of the Disclosure Schedule, neither ILG nor any of its Subsidiaries use in the conduct of their respective businesses any Computer Software with annual license and maintenance fees in excess of $20,000. ILG and its Subsidiaries exclusively own all right, title and interest in, or otherwise have a sufficient right to use pursuant to a written agreement, all Intellectual Property used in or necessary for the conduct of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances. To ILG’s Knowledge, there are no facts, circumstances or information that would, or reasonably could be expected to, render any of the Intellectual Property owned by ILG or any of its Subsidiaries invalid or unenforceable.

(b) (i) Neither ILG nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated, or is now infringing, misappropriating, or otherwise violating, any Third Party Rights; (ii) there is no claim pending or, to ILG’s Knowledge, threatened against ILG or any of its Subsidiaries with respect to any Third Party Rights or contesting any aspect of any Intellectual Property, and there has been no such claim in the past two (2) years; and (iii) to ILG’s Knowledge, there is no material infringement by a third party of any of ILG Intellectual Property, or any claim against a third party alleging infringement or misappropriation of any of ILG Intellectual Property. With respect to data collection, use, privacy, protection, and security, ILG and its Subsidiaries have complied in all material respects with all applicable Laws and industry standards or requirements, including the Payment Card Industry Data Security Standards (PCI-DSS), in each case as applicable to ILG or its Subsidiaries.

(c) There have been no (and ILG and its Subsidiaries have not received any written notices of any) actual or alleged Security Breaches of (i) the ILG Systems, including all information stored or contained therein or transmitted thereby, or (ii) Personal Information in the possession or control of ILG or any of its Subsidiaries. To ILG’s Knowledge, there are not, and have not been, any facts or circumstances that would require ILG or any of its Subsidiaries to give notice to any Person of any Security Breaches pursuant to any applicable Law.

(d) The ILG Systems are (i) sufficient for the current needs of ILG and its Subsidiaries, including as to capacity and ability to process current and anticipated peak volumes in a timely manner, and (ii) free of any disabling codes or instructions, including viruses or worms. In the past two (2) years, there have not been any material malfunctions, material breakdowns or continued substandard performance of any ILG Systems.

(e) None of the proprietary Computer Software products or Computer Software-enabled service offerings developed for ILG or any of its Subsidiaries by a third party uses, incorporates, is derived from or has embedded in it any software code that is subject to an “open source,” copyleft, or similar license (such as under the GNU Public License, Lesser GNU Public License, or Mozilla Public License) in a manner that requires or would require all or a portion of such Computer Software, any of the code thereof, or any other Intellectual Property owned by ILG or its Subsidiaries, to be disclosed, distributed, or licensed pursuant to the provisions of any such license.

Section 5.14 Environmental Matters. Except as set forth on Section 5.14 of the Disclosure Schedule:

(a) ILG and its Subsidiaries: (i) are, and have been, in compliance in all material respects with all Environmental Laws, including those applicable to their operations and use of the ILG Leased Real Property, which compliance includes obtaining and complying in all material respects with all ILG Licenses required pursuant to Environmental Laws; and (ii) have furnished to Faraday copies of all material environmental assessments, audits, reports and other material environmental documents in their possession or under their reasonable control relating to their respective businesses or their current or former properties, facilities or operations;

(b) neither ILG nor its Subsidiaries has: (i) generated, transported, treated, stored, disposed of, arranged for or permitted the disposal of, handled, Released, manufactured, distributed, or exposed any Person to, any Hazardous Material, including at or on the ILG Leased Real Property, in violation of any applicable Environmental Laws, and, there has been no Release or threat of Release of any Hazardous Material by ILG or its Subsidiaries or at or on any property owned or operated by ILG or its Subsidiaries, including the ILG Leased Real Property, that in each case requires reporting or remediation by ILG or any of its Subsidiaries pursuant to, or would give rise to material liabilities under, any Environmental Law; or (ii) assumed or become subject to any material liability of any other Person relating to Environmental Laws or Hazardous Materials;

(c) neither ILG nor its Subsidiaries have (i) received notice within the past three (3) years of any actual or alleged material violation of, or material liability under, any Environmental Law, including under the citizen suit provisions of any Environmental Law; (ii) received any written request within the past three (3) years for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental Authority under any Environmental Law; or (iii) been subject to or, to ILG’s Knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to ILG’s Knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the ILG Leased Real Property that require reporting or remediation by ILG or its Subsidiaries pursuant to any applicable Environmental Law.

Section 5.15 Insurance.

(a) Section 5.15(a) of the Disclosure Schedule sets forth a list of the insurance policies held by, or for the benefit of, ILG and its Subsidiaries as of the date of this Agreement (the “ILG Policies”). All premiums with respect thereto have been paid to the extent due and each of ILG and its Subsidiaries have otherwise performed all of its obligations in all material respects under each such ILG Policy. No written notice of cancellation, termination or reduction of coverage has been received with respect to any such ILG Policy. ILG and its Subsidiaries are not in breach or default, or have taken any action or failed to take any action that with notice or lapse of time, or both, would constitute such a breach or default, or permit termination or adverse modification of any such ILG Policies, in each case in any material respects. ILG and its Subsidiaries have not received any written notices of cancellation or non-renewal of any such ILG Policy nor, to ILG’s Knowledge, has the termination of any such ILG Policy been threatened. ILG and its Subsidiaries are in compliance with the terms of such Policies, except for such noncompliance as would not be, individually or in the aggregate, material to ILG and its Subsidiaries. Except as set forth on Section 5.15(a) of the Disclosure Schedule, since January 1, 2015 (or with respect to any Subsidiary, since the date acquired by ILG if later), ILG and its Subsidiaries have never maintained, established, sponsored, participated in or contributed to any self-insurance plan with respect to ILG, its Subsidiaries or their respective business, assets or liabilities.

(b) Section 5.15(b) of the Disclosure Schedule sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Business since January 1, 2015 (including with respect to insurance obtained but not currently maintained but excluding any insurance covering a Subsidiary acquired by ILG during any period prior the acquisition of such Subsidiary) and/or for which the relevant insurance carrier has reserved $100,000 or more in respect of such claim.

Section 5.16 No Brokers. Other than with Moelis & Company, neither ILG nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of ILG or its Subsidiaries or any other party hereto to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Ancillary Agreements or consummation of the transactions contemplated hereby or thereby.

Section 5.17 Compliance with Laws. Except as set forth in Section 5.17 of the Disclosure Schedule, neither ILG nor any Subsidiary of ILG is, or during the past two (2) years has been, in default or violation of any Law (including, to the extent applicable, the U.S. Foreign Corrupt Practices Act, as amended, laws and regulations of the Office of Foreign Assets Control, and applicable import/export control laws), statute, ordinance, regulation, rule, order, judgment or decree of, or the payment of any regulatory fees and contributions to, any Governmental Authority applicable to ILG or such Subsidiary or by which any property or asset of ILG or its Subsidiaries is bound, except for any such conflicts, defaults or violations that would not be reasonably likely to be, individually or in the aggregate, material. Neither ILG nor any Subsidiary has received any written notification or communication from any Governmental Authority within the past two (2) years (i) asserting that ILG or any Subsidiary is not in material compliance with any Law, or (ii) threatening to revoke any ILG License, other than any ILG License the absence of which would not be material. To ILG’s Knowledge, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged material violation by ILG or its Subsidiaries of any Law.

Section 5.18 License and Permits. ILG and its Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “ILG Licenses”) necessary for ILG and its Subsidiaries to own, lease and operate their properties in all material respects in the manner in which they currently own, lease and operate such properties and to carry on their businesses in all material respects as currently conducted. Section 5.18 of the Disclosure Schedule contains a true and complete list of all ILG Licenses which have been issued to ILG or any of its Subsidiaries and are currently in effect (other than local business licenses and sales and use tax licenses). Each ILG License is valid and in full force and effect, except to the extent the failure of any such ILG License to be valid and in full force and effect would not be reasonably likely to be, individually or in the aggregate, material. There is no investigation or proceeding pending or, to the Knowledge of ILG, threatened that could result in the termination, revocation, suspension, or restriction of any ILG License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any ILG License, except to the extent the termination, revocation, suspension, or restriction of any ILG License or the imposition of any fine, penalty or other sanctions would not be reasonably likely to be, individually or in the aggregate, material. ILG and its Subsidiaries have not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement of any ILG License in any material respects. Except as set forth in Section 5.18 of the Disclosure Schedule, none of the material ILG Licenses shall be affected in any material manner by the consummation of the transactions contemplated hereby.

Section 5.19 Customers and Suppliers. Section 5.19(a) of the Disclosure Schedule sets forth (i) a list of ILG’s and its Subsidiaries’ top twenty (20) customers (by gross revenues generated from sales to such customers) on a combined basis (“ILG Top Customer”), and (ii) a list of ILG’s and its Subsidiaries’ top twenty (20) suppliers (by aggregate cost of supplies purchased from such suppliers) on a combined basis (“ILG Top Supplier”), in each case for the fiscal year ended December 31, 2017 and the two (2)-month period ended February 28, 2018. Except as set forth in Section 5.19(b) of the Disclosure Schedule, since January 1, 2017: (i) no ILG Top Customer has cancelled, terminated or reduced substantially the quantity of products or services it purchases from ILG or its Subsidiaries or materially and adversely modified the commercial terms of its relationship (whether related to payment, price or otherwise) with ILG and its Subsidiaries (other than in connection with routine price negotiations in ordinary course of business), (ii) to ILG’s Knowledge, no ILG Top Customer intends, or has threatened, to cancel, terminate or reduced substantially the quantity of products or services it purchases from any of ILG and its Subsidiaries or materially and adversely modify the commercial terms of its relationship with ILG and its Subsidiaries (other than in connection with routine price negotiations in ordinary course of business) and (iii) to ILG’s Knowledge, no ILG Top Customer is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appoint a receiver. Since January 1, 2017, none of the ILG Top Customers of ILG or any of its Subsidiaries has exercised audit or inspection rights pursuant to any contract with ILG and its Subsidiaries in any material respects. ILG and its Subsidiaries are not, and since January 1, 2017, has not been, engaged in any material dispute or controversy with any ILG Top Customer with respect to the supply of products or services by ILG and its Subsidiaries where the amount in controversy or dispute exceeds $200,000 (other than in connection with routine price negotiations and the resolution of warranty claims, in each case in the ordinary course of business). Except as set forth in Section 5.19(b) of the Disclosure Schedule, since January 1, 2017: (i) no ILG Top Supplier has cancelled, terminated or reduced substantially the quantity of products it provides to ILG and its Subsidiaries, (ii) ILG and its Subsidiaries have not received written notice that any ILG Top Supplier intends to cancel, terminate or reduce substantially the quantity of products it provides to ILG and its Subsidiaries and (iii) to ILG’s Knowledge, no ILG Top Supplier is bankrupt or insolvent or has filed or threatened to file for bankruptcy or appoint a receiver. ILG and its Subsidiaries are not, and since January 1, 2017 have not been, engaged in any material dispute or controversy with any ILG Top Supplier with respect to the supply of materials, products or services to ILG and its Subsidiaries where the amount in controversy or dispute exceeds $150,000 (other than in connection with routine price negotiations or resolution of warranty claims, in each case in the ordinary course of business).

Section 5.20 Inventories. The inventories of ILG and its Subsidiaries including any inventory reflected in the ILG Financial Statements, Net Working Capital or the accounting records of ILG and its Subsidiaries are of a quality and quantity useable and saleable in the normal and ordinary course of business, subject to appropriate and adequate allowances, if any, reflected on the ILG Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other irregular items all of which have been written off or written down to net realizable value in the Net Working Capital, in each case, in accordance with the Accounting Principles. All inventories not written off have been stated at the lower of cost or market, in accordance with the Accounting Principles. To the Knowledge of ILG, the quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of ILG and its Subsidiaries.

Section 5.21 Accounts Receivables. The Accounts Receivable of ILG and its Subsidiaries reflected on the ILG Base Balance Sheet or Net Working Capital (except to the extent of the allowance for doubtful accounts reflected on the ILG Base Balance Sheet calculated in accordance with the Accounting Principles) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and recorded in accordance with the Accounting Principles. There are no material disputes with respect to any of the Accounts Receivable reflected on the ILG Balance Sheet that have not been reserved for on the ILG Base Balance Sheet in each case, in amounts less than the applicable reserves on the ILG Base Balance Sheet or Net Working Capital, other than routine disputes arising in the ordinary course since the date of the ILG Base Balance Sheet.

Section 5.22 Warranties. Except as set forth on Section 5.22 of the Disclosure Schedule, no material warranty claim is currently pending against ILG or its Subsidiaries in excess of $50,000 on an individual basis (excluding customer claims for normal rework in the ordinary course of business consistent with past experience in scope and amount). Except as set forth on Section 5.22 of the Disclosure Schedule, no material amount of goods manufactured by ILG or its Subsidiaries within the past two (2) years has failed to be in conformity in all material respects with all product specifications and warranties provided to customers of ILG or its Subsidiaries. Since January 1, 2015, ILG and its Subsidiaries have not, and none of the products manufactured by ILG or its Subsidiaries is or has been subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntary or at the discretion or order of any Governmental Authority or otherwise (and, to ILG’s Knowledge, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

Section 5.23 Affiliate Transactions. Except as set forth on Section 5.23 of the Disclosure Schedule, no Related Party of ILG or any of its Subsidiaries is party to any agreement, contract or commitment or transaction (other than employment agreements) with ILG or any of its Subsidiaries or involving any assets or property of ILG or any of its Subsidiaries, any business arrangement, any known claim or cause of action against ILG or its Subsidiaries, and/or owes any amount to ILG or its Subsidiaries (an “ILG Related Party Agreement”).

Section 5.24 No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE V, ILG MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF ILG SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN-PRESENT CONDITION. ILG HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, AND ILG IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF ILG OR ANY OF ITS SUBSIDIARIES. ISI, FARADAY AND THE COMPANY AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF ISH, ILG OR ILG’S SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL, EXCEPT IN THE CASE OF FRAUD, HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO ISI, FARADAY, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE) BASED UPON INFORMATION PROVIDED OR MADE AVAILABLE TO ISI, FARADAY OR THE COMPANY UNLESS ANY SUCH INFORMATION IS EXPRESSLY AND SPECIFICALLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF FARADAY

Faraday represents and warrants to ILG as follows:

Section 6.01 Organization. Faraday is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted. Faraday is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to be, individually or in the aggregate, material.

Section 6.02 Authorization; Validity of Agreement; Necessary Action. Faraday has all requisite company or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Faraday of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors (or equivalent body) of Faraday, and no other action on the part of Faraday is necessary to authorize the execution and delivery by Faraday of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and such Ancillary Agreements have been duly executed and delivered by Faraday and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of Faraday enforceable against Faraday in accordance with their respective terms, except as such enforceability may be limited by General Enforceability Exceptions.

Section 6.03 No Conflict; Consents. Except for filings under the HSR Act, the execution and delivery by Faraday of this Agreement and the Ancillary Agreements, and the consummation by Faraday of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Faraday is a party or by which Faraday or any of its assets are bound, or any provision of the Organizational Documents of Faraday or any of its Subsidiaries; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Faraday or (iii) require from Faraday any notice to, declaration or filing with, or consent or approval of any Governmental Authority, except, for such consents, approvals, notices, declaration or filings, which if not obtained or made, would not be reasonably likely to be, individually or in the aggregate, material. Prior to the date hereof, Faraday, or its “ultimate parent” as defined and interpreted under 16 C.F.R. 801.1, has filed a pre-merger notification and report under the HSR Act.

Section 6.04 Brokers. Other than with Moelis & Company, neither Faraday nor any of its Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of Faraday or its Affiliates or any other party hereto to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Ancillary Agreements or consummation of the transactions contemplated hereby or thereby.

Section 6.05 Litigation. There is no Litigation pending or, to the knowledge of the senior management of Faraday, threatened against Faraday, and Faraday is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in any case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereby or (b) otherwise prevent or materially delay performance by Faraday of any of its material obligations under this Agreement or the Ancillary Agreements.

Section 6.06 Ownership of ISI Common Stock. Faraday has good and marketable title to the ISI Common Stock free and clear of all Encumbrances (other than those arising under the Organizational Documents of ISI), and is the record and beneficial owner thereof. There is no outstanding Contract to which Faraday is a party with any Person to purchase, redeem or otherwise acquire any outstanding equity interests of ISI or its Subsidiaries, and Faraday is not party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates it to issue, sell or transfer, repurchase, redeem or otherwise acquire, any equity interests in ISI or its Subsidiaries. Faraday has the full right, power and authority to transfer and deliver to the Company valid title to the ISI Common Stock, and upon the issuance of 529,999 Class A Units to Faraday at the Closing, Faraday will convey good and marketable title to the ISI Common Units, free and clear of all Encumbrances (other than those arising under the Organizational Documents of ISI), to the Company. Immediately following the Closing, the Company will be the record and beneficial owner of the ISI Common Units, and have good and marketable title to the ISI Common Units.

Section 6.07 Inspection; No Other Representations or Warranties. Faraday is an informed and sophisticated Person and has engaged expert advisors, experienced in the evaluation and investment in companies such as ILG and its Subsidiaries as contemplated hereunder. Faraday acknowledges that it and its Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of ILG and its Subsidiaries that it and its Representatives have desired or requested to see or review, and it and its Representatives have had a full opportunity to meet with the officers and employees of ILG and its Subsidiaries to discuss the business of ILG and its Subsidiaries. Faraday understands and agrees that it is acquiring an indirect equity interest in ILG and its Subsidiaries in the condition ILG and its Subsidiaries are in at the Closing Date without reliance upon or inducement attributable to any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to ILG or any of its Subsidiaries, except for the representations and warranties made by ILG which are expressly set forth in Article V of this Agreement or in any certificate delivered by ILG in connection with the transactions contemplated hereunder. Except as a result of Fraud, neither ILG nor any of its Affiliates will have or be subject to any liability (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) or indemnification obligation to Faraday or any other Person resulting from the distribution to Faraday or Faraday’s use of, any such information, including, without limitation, documents, projections, forecasts, or other material made available to Faraday in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly included in a representation or warranty made by ILG in Article V of this Agreement. ISI and Faraday acknowledge that, should the Closing occur, Faraday shall acquire an indirect interest in ILG and ILG’s Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article V. Notwithstanding the foregoing, nothing in this Section 6.07 shall in any way eliminate or restrict Faraday’s ability to rely on the representations and warranties of ILG or any other Person made under this Agreement or any agreement or other transaction document delivered in connection herewith.

Section 6.08 No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VI, FARADAY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED

OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF ISI SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN-PRESENT CONDITION. FARADAY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, AND FARADAY IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF FARADAY OR ANY OF ITS SUBSIDIARIES.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF ISH

ISH represents and warrants to Faraday as follows:

Section 7.01 Organization. ISH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted. ISH is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to be, individually or in the aggregate, material.

Section 7.02 Authorization; Validity of Agreement; Necessary Action. ISH has all requisite company or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by ISH of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors (or equivalent body) of ISH, and no other action on the part of ISH is necessary to authorize the execution and delivery by ISH of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and such Ancillary Agreements have been duly executed and delivered by ISH and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of ISH enforceable against ISH in accordance with their respective terms, except as such enforceability may be limited by General Enforceability Exceptions.

Section 7.03 No Conflict; Consents. Except for filings under the HSR Act, the execution and delivery by ISH of this Agreement and the Ancillary Agreements, and the consummation by ISH of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which ISH is a party or by which ISH or any of its assets are bound, or any provision of the Organizational Documents of ISH or any of its Subsidiaries; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to ISH or (iii) require from ISH any notice to, declaration or filing with, or consent or approval of any Governmental Authority, except, for such consents, approvals, notices, declaration or filings, which if not obtained or made, would not be reasonably likely to be, individually or in the aggregate, material.

Section 7.04 Brokers. Other than with Moelis & Company, neither ISH nor any of its Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of ISH or its Affiliates or any other party hereto to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Ancillary Agreements or consummation of the transactions contemplated hereby or thereby.

Section 7.05 Litigation. There is no Litigation pending or, to the knowledge of the senior management of ISH, threatened against ISH, and ISH is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in any case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereby or (b) otherwise prevent or materially delay performance by ISH of any of its material obligations under this Agreement or the Ancillary Agreements.

Section 7.06 Ownership of ILG Common Stock. ISH has good and marketable title to the ILG Common Stock free and clear of all Encumbrances (other than those arising under the Organizational Documents of ILG), and is the record and beneficial owner thereof. There is no outstanding Contract to which ISH is a party with any Person to purchase, redeem or otherwise acquire any outstanding equity interests of ILG or its Subsidiaries, and ISH is not party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates it to issue, sell or transfer, repurchase, redeem or otherwise acquire, any equity interests in ILG or its Subsidiaries. ISH has the full right, power and authority to transfer and deliver to the Company valid title to the ILG Common Stock, and upon the issuance of 470,000Class A Units to ISH at the Closing, ISH will convey to the Company good and marketable title to the ILG Common Units, free and clear of all Encumbrances (other than those arising under the Organizational Documents of ILG), to the Company. Immediately following the Closing, the Company will be the record and beneficial owner of the ILG Common Units, and have good and marketable title to the ILG Common Units.

Section 7.07 Inspection; No Other Representations or Warranties. ISH is an informed and sophisticated Person and has engaged expert advisors, experienced in the evaluation and investment in companies such as ISI and its Subsidiaries as contemplated hereunder. ISH acknowledges that it and its Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of ISI and its Subsidiaries that it and its Representatives have desired or requested to see or review, and it and its Representatives have had a full opportunity to meet with the officers and employees of ISI and its Subsidiaries to discuss the business of ISI and its Subsidiaries. ISH understands and agrees that it is acquiring an indirect equity interest in ISI and its Subsidiaries in the condition ISI and its Subsidiaries are in at the Closing Date without reliance upon or inducement attributable to any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to ISI or any of its Subsidiaries, except for the representations and warranties made by ISI which are expressly set forth in Article IV of this Agreement or in any certificate delivered by ISI in connection with the transactions contemplated hereunder. Except as a result of Fraud, neither ISI nor any of its Affiliates will have or be subject to any liability (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) or indemnification obligation to ISH or any other Person resulting from the distribution to ISH or ISH’s use of, any such information, including, without limitation, documents, projections, forecasts, or other material made available to ISH in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly included in a representation or warranty made by ISI in Article IV of this Agreement. ISH and ILG acknowledge that, should the Closing occur, ISH shall acquire an indirect interest in ISI and ISI’s Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article IV. Notwithstanding the foregoing, nothing in this Section 7.07 shall in any way eliminate or restrict ISH’s ability to rely on the representations and warranties of ISI or any other Person made under this Agreement or any agreement or other transaction document delivered in connection herewith.

Section 7.08 No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VII, ISH MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF ILG SHALL BE DEEMED TO BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN-PRESENT CONDITION. ISH HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, AND ISH IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF ISH OR ANY OF ITS SUBSIDIARIES.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to ISH as follows:

Section 8.01 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted. The Company is not required to be qualified to do business in any jurisdiction other than the State of Delaware.

Section 8.02 Authorization; Validity of Agreement; Necessary Action. The Company has all requisite company or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and such

Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors (or equivalent body) of the Company, and no other action on the part of the Company is or will be necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and such Ancillary Agreements have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by General Enforceability Exceptions.

Section 8.03 No Conflict; Consents. Except for filings under the HSR Act, the execution and delivery by the Company of this Agreement and the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which the Company is a party or by which the Company or any of its assets are bound, or any provision of the Organizational Documents of the Company; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company or (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any Governmental Authority, except, for such consents, approvals, notices, declaration or filings, which if not obtained or made, would not be reasonably likely to be, individually or in the aggregate, material.

Section 8.04 Capitalization; Subsidiaries.

(a) As of the date hereof, one (1) Class A Unit of the Company is issued and outstanding and is owned by Faraday. The Class A Units to be issued to Faraday and ISH at the Closing will have been duly authorized and validly issued in compliance with all applicable Laws in all material respects and will constitute all of the issued and outstanding equity interests of the Company.

(b) Except as set forth on Section 8.04(b) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Company Units or other equity interests of the Company. The Company has not agreed to issue any unit appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent. There are no agreements to which the Company is a party with respect to the voting of any Company Units or which restrict the transfer of any such Company Units. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Units, other equity interests or any other securities of the Company.

(c) The minute books of Company, to the extent required by applicable Law, reflect in all material respects all actions taken by the board of directors (or equivalent body), any committee and the member of the Company by written consent or resolution since April 18, 2018.

(d) As of the date of this Agreement and as of immediately prior to the Closing, the Company has not had, does not have, and will not have, any Subsidiaries.

Section 8.05 Assets; Liabilities. The Company does not, and has not ever, owned any assets, conducted any businesses or operations or had any employees. The Company does not have, and has never had, any liabilities of any kind, except for obligations under its Organizational Documents (but for the avoidance of doubt, not any liability related to any breach thereof).

Section 8.06 Brokers. Other than with Moelis & Company, neither the Company nor any of its Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company, its Affiliates or any other party hereto to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the Ancillary Agreements or consummation of the transactions contemplated hereby or thereby.

Section 8.07 Litigation. There is no Litigation pending or, to the knowledge of the senior management of the Company, threatened against the Company, and the Company is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in any case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereby or (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or the Ancillary Agreements.

Section 8.08 No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VIII, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN THE UNIFORM COMMERCIAL CODE OR IN ANY STATUTE OR RULE OF LAW THAT CAN BE LIMITED OR WAIVED AND WOULD OTHERWISE BE APPLICABLE TO REAL PROPERTY). THE COMPANY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, AND THE COMPANY IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY.

Section 8.09 Inspection; No Other Representations or Warranties. The Company is an informed and sophisticated Person and has engaged expert advisors, experienced in the evaluation and investment in companies such as ILG, ISI and their respective Subsidiaries as contemplated hereunder. The Company acknowledges that it and its Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of ILG, ISI and their respective Subsidiaries that it and its Representatives have desired or requested to see or review, and it and its

Representatives have had a full opportunity to meet with the officers and employees of ILG, ISI and their respective Subsidiaries to discuss the business of ILG, ISI and their respective Subsidiaries. The Company understands and agrees that it is acquiring an equity interest in ILG, ISI and their respective Subsidiaries in the condition that ILG, ISI and their respective Subsidiaries are in at the Closing Date without reliance upon or inducement attributable to any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to ILG, ISI or their respective Subsidiaries, except for (a) the representations and warranties made by ILG which are expressly set forth in Article V of this Agreement or in any certificate delivered by ILG in connection with the transactions contemplated hereunder and (b) the representations and warranties made by ISI which are expressly set forth in Article IV of this Agreement or in any certificate delivered by ISI in connection with the transactions contemplated hereunder. Except as a result of Fraud, neither ILG, ISI nor any of their respective Affiliates will have or be subject to any liability (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) or indemnification obligation to the Company or any other Person resulting from the distribution to the Company or the Company’s use of, any such information, including, without limitation, documents, projections, forecasts, or other material made available to the Company in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly included in a representation or warranty made by ILG in Article V or by ISI in Article IV. The Company acknowledges that, should the Closing occur, the Company shall acquire an interest in ILG, ISI and their respective Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles IV and V. Notwithstanding the foregoing, nothing in this Section 8.09 shall in any way eliminate or restrict the Company’s ability to rely on the representations and warranties of ILG, ISI or any other Person made under this Agreement or any agreement or other transaction document delivered in connection herewith.

ARTICLE IX

COVENANTS AND OTHER AGREEMENTS

Section 9.01 Conduct of Business. Each of ISI and ILG agrees that, between the date hereof and the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 3.04 (such period, the “Interim Period”), it shall, and shall cause its respective Subsidiaries to, operate in the ordinary course of business in all material respects, consistent with past practices, to preserve its respective business organization and relationships it currently maintains with its employees, customers, suppliers and other business relations (it being understood that, for the avoidance of doubt, prior to the Closing, ISI and ILG may use all available Cash and Cash Equivalents to repay any Indebtedness); provided, that such parties may take any Permitted Actions during such period. During the Interim Period, neither ISI nor ILG nor any of their respective Subsidiaries shall make or grant any bonus or any compensation or salary increase to any current (or former) employee, or make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or severance agreement or employment contract or adopt any new employee benefit plan or arrangement or severance agreement or employment contract without the prior written consent of ISH or Faraday, respectively, except to the extent that any such actions constitute Permitted

Actions. Except to the extent that any of the following constitute Permitted Actions, in furtherance of the foregoing, each of ISI and ILG shall not, and shall cause each of its respective Subsidiaries to not, without the prior written consent of ISH or Faraday, respectively (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any ISI Common Stock or ILG Common Stock, as applicable, or any other securities or equity equivalents, except in connection with the exercise or conversion of securities outstanding as of the date hereof;

(b) make any change to its Organizational Documents or the Organizational Documents of its Subsidiaries, or change its or its Subsidiaries’ authorized capital stock or equity interests;

(c) make any declaration, setting aside or payment of any dividend or distribution (whether in cash, equity or property) with respect to the ISI Common Stock or ILG Common Stock, as applicable (including any management fees payable under a Management Services Agreement unless the aggregate amount paid pursuant to each Management Services Agreement during the Interim Period is equivalent to the aggregate amount paid pursuant to the other Management Services Agreement during the Interim Period);

(d) modify, amend or terminate any of its contracts set forth or required to be set forth on Section 4.12 or Section 5.12 of the Disclosure Schedule, as applicable;

(e) change any accounting policies, practices or procedures, except as expressly required by GAAP;

(f) (i) waive or release any material right or claim, (ii) fail to pay, or delay in paying, accounts payable when due, (ii) accelerate the payment of any Accounts Receivable, or (iii) change any cash management practices, in each case in a manner inconsistent with prior practice;

(g) increase the rates of direct compensation or bonus compensation payable or to become payable to any officer or employee with annual compensation in excess of $100,000, except in accordance with the existing terms of contracts entered into prior to the date of this Agreement;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any properties and/or assets of any Person;

(i) implement any employee layoffs that could implicate WARN, or any other material reductions in force, early retirement programs, or other voluntary or involuntary employment termination programs;

(j) make any acquisition or capital expenditure other than in ordinary course of business consistent with past practice and in no event in excess of $1,000,000 in any individual case or $5,000,000 in the aggregate;

(k) compromise, settle or agree to settle any one or more material Litigations or institute any Litigation, except for the routine settlement of warranty claims in the ordinary course of business and not involving monetary expenditures by ISI and its Subsidiaries or ILG and its Subsidiaries, as applicable, in excess of $250,000, individually or in the aggregate;

(l) make any change in the manner in which ISI and/or its Subsidiaries or ILG and/or its Subsidiaries, as applicable, generally extends discounts or credits to customers other than in the ordinary course of business consistent with past practices;

(m) take any action or fail to take any action that would have the effect of accelerating the sales to customers that occur between the date hereof and the Closing Date, that would otherwise be expected to occur after the Closing Date;

(n) amend any income or other material Tax Return, settle or compromise any material liability with respect to any Taxes, make, change, or revoke any material tax election, make or change any material method of Tax accounting, consent to or request any extension or waiver of the limitation period applicable to any Tax claim (other than in connection with extensions of time to file Tax Returns obtained in the ordinary course), enter into any closing agreement relating to Taxes or request any Tax ruling;

(o) sell, assign, license, sublicense, abandon, permit to lapse or expire or otherwise dispose of material Company Intellectual Property;

(p) except as required by applicable Law, make any changes to the ISI Employee Benefit Plans or the ILG Employee Benefit Plans, as applicable, or amend, modify, adopt, or enter into any agreement to add any new employee benefit plan, program, agreement or arrangement;

(q) modify, extend, or enter into any Collective Bargaining Agreement or recognize or certify any labor union, labor organization, works council, or group of Business Employees as the bargaining representative for any Business Employees;

(r) knowingly take, or agree to commit to take, any action that (1) would be reasonably likely to result in any of the conditions to Closing set forth in Section 3.01 of this Agreement not being satisfied, or (2) would materially delay or impair the ability of the parties hereto to consummate the Closing in accordance with the terms hereof;

(s) engage in any transaction with any of its Affiliates other than any wholly-owned Subsidiaries;

(t) permit its assets to be subject to any Encumbrances, except for the Encumbrances set forth on Section 4.10(c) or Section 5.10(c) of the Disclosure Schedule, as applicable, and any Permitted Encumbrances;

(u) incur any Indebtedness described in clauses (ii) through (ix) of the definition thereof (other than under any agreement in connection with the Debt Financing, any Indebtedness set forth on Section 4.12(a) or Section 5.12(a) of the Disclosure Schedule, as applicable, or as contemplated by clauses (xi) and (xii) of the definition of Indebtedness and the accrual of any interest on Indebtedness set forth on Section 4.12(a) or Section 5.12(a) of the Disclosure Schedule, as applicable);

(v) forgive or defer the payment of any sums owing to it;

(w) permit to be issued or outstanding on its behalf any letter of credit, or any performance bond or similar arrangement, except as set forth on Section 4.12(l) or Section 5.12(l) of the Disclosure Schedule, as applicable, except in the ordinary course of business consistent with past practices and so long as (i) in the case of letters of credit, the aggregate amount of the face value of all such letters of credit does not exceed $1,000,000, and (ii) in the case of performance bonds or other similar arrangements, such instruments are in an amount less than $1,000,000 on an individual basis or $5,000,000 in the aggregate

(x) commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian, trustee or any other liquidation, dissolution, winding up, recapitalization or reorganization;

(y) enter into any transaction or series of related transactions involving the sale, license or other disposition of its material assets (including stock of a Subsidiary outside of the ordinary course of business);

(z) establish any new Subsidiaries;

(aa) enter into or become subject to any agreement which restricts it from engaging or competing in any line of business, or which grants to any person exclusive rights with respect to any aspect of the business of such entity other than exclusive rights granted in the ordinary course of business for a period not in excess of twelve (12) months;

(bb) enter into or amend any agreement (or series of related agreements) involving payments to or from it of $5,000,000 or more in a year or of $10,000,000 or more in the aggregate during the term of such agreement;

(cc) undergo, suffer or allow any Leakage to occur;

(dd) commence or terminate any line of business; or

(ee) enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Section 9.02 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including (i) taking all actions reasonably necessary to cause the conditions to the Closing set forth in Article III to be satisfied, (ii) taking all actions reasonably necessary to obtain all necessary waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each party hereto shall give any notices to third parties, and shall use, and cause each of its Affiliates to use, its reasonable best efforts, to obtain any third party consents not covered by Section 9.02(a) that are necessary, proper or advisable to consummate the Closing. Each of the parties hereto will furnish to the other parties such necessary or appropriate information and reasonable assistance as any other party hereto may request in connection with the preparation of any required material governmental filings or submissions relating to the transactions contemplated by this Agreement, and will cooperate in responding to any written, material inquiry from a Governmental Authority regarding such transactions, including promptly informing the other parties of such inquiry, consulting in advance before making any formal presentations or submissions to a Governmental Authority, and supplying each party with copies of all material correspondence, filings or communications between that party and any Governmental Authority with respect to this Agreement.

Section 9.03 Efforts to Consummate; Notification of Certain Matters.

(a) The parties hereto shall use their respective reasonable best efforts to cooperate and take, or cause to be taken, all appropriate action, and make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and consummate and make effective the transactions contemplated by this Agreement including satisfaction (but not waiver) of the conditions to the other parties’ obligation to effect the Closing set forth in Section 3.01. The parties hereto shall use reasonable best efforts to obtain, prior to the Closing Date, all permits, consents, qualifications and Orders of Governmental Authorities as are necessary for consummation of the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby.

(b) Faraday and ISH shall (i) consult and cooperate with each other in the preparation of all filings required under the HSR Act, (ii) comply at the earliest reasonably practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority, and (iii) cooperate with one another in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority. To the extent reasonably practicable, each party shall review and discuss in advance, and consider in good faith the views of the other parties in connection with any proposed material written or oral communication with any Antitrust Authority; provided that no party hereto shall permit any of its officers or any other representatives or agents to participate in any meeting with any Antitrust Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Antirust Authority and applicable Law, gives the other party the opportunity to attend and participate thereat. Each of the parties hereto shall, upon request by another party and subject to appropriate confidentiality and privilege restrictions, furnish the other party with all material documentation concerning such party and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of the parties hereto to any Antitrust Authority in connection with the transactions contemplated by this Agreement; provided that any such documentation furnished by the parties to one another may be redacted to the extent necessary, either to comply with applicable Law or to protect the confidentiality or privilege of information. None of the parties hereto or their Affiliates shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Antitrust Authority, or enter into any agreement with any Antitrust Authority not to consummate the transactions contemplated by this Agreement, without the written consent of the other parties hereto.

(c) Notwithstanding anything to the contrary in this Agreement, no party hereto shall be obligated to agree to or effect any sale, divestiture or disposition of any assets or businesses or any action that limits the freedom of action with respect to, or its ability to retain, any businesses, products lines, assets. relationships or contractual rights.

(d) Each party hereto shall give prompt written notice to the other parties of any formal notice or other communication received by such party from any Governmental Authority relating to this Agreement or the transactions contemplated hereby, or from any Person providing a written notice that the consent of such Person is required in connection with the transactions contemplated hereby.

(e) Each party hereto shall give prompt notice to the other parties if it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any party or relieve any party of any breach of any such representation, warranty or covenant or affect the remedies available to the other parties receiving notice hereunder.

(f) For the avoidance of doubt, nothing in this Agreement shall give (i) Faraday, directly or indirectly, the right to control or direct the operations of ILG or any of its Subsidiaries prior to the Closing in violation of applicable Law or (ii) ISH, directly or indirectly, the right to control or direct the operations of ISI, the Company or any of their respective Subsidiaries prior to the Closing in violation of applicable Law.

Section 9.04 Public Announcements. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or public filing prior to obtaining the other parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent and based on the advice of counsel, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange applicable to such party or its parent corporation. Notwithstanding the foregoing, nothing in this Section 9.04 shall prohibit Faraday, ISH or any of their respective Affiliates from disclosing the terms of this Agreement to any current or potential investor in such Person, in the ordinary course of such Person’s business.

Section 9.05 Tax Matters.

(a) The Company shall timely prepare, or cause to be prepared, at its own expense, all Tax Returns of ISI and its Subsidiaries for any Pre-Closing Tax Periods due after the Closing Date. The Company shall timely prepare, or cause to be prepared, at its own expense, all Tax Returns of ILG and its Subsidiaries for any Pre-Closing Tax Periods due after the Closing Date (such Tax Returns, along with Tax Returns prepared by the Company pursuant to the previous sentence, the “Pre-Closing Tax Returns”). The Pre-Closing Tax Returns shall be prepared in accordance with past practice unless otherwise required by applicable Law. The Company shall provide a copy of such Tax Returns to each of Faraday and ISH (the Non-Preparing Parties”) no later than thirty (30) calendar days prior to the due date for filing such Tax Return(s) (taking into account any applicable extensions) (or in the case of non-income Tax Returns, no later than ten (10) days) for the Non-Preparing Parties’ review and reasonable comment, and the Company shall timely file, or cause to be timely filed such Pre-Closing Tax Returns which reflect the reasonable comments by the Non-Preparing Parties; provided that if the Non-Preparing Parties’ respective reasonable comments to any such Pre-Closing Tax Returns conflict, then the dispute will be resolved by the Accountant pursuant to Section 9.05(f).

(b) The parties hereto shall reasonably cooperate, and shall cause their respective Affiliates in preparing and filing all Tax Returns, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Promptly following the close of each calendar year, the Company shall pay to each of ISH and Faraday an amount equal to $100,000 in respect of fees and expenses incurred by each of them during such calendar year in connection with the preparation and filing of Tax Returns and the performance of financial reporting functions.

(c) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes (or refunds thereof) for a Straddle Period, (i) the amount of any Taxes (or refunds) (including any Taxes incurred under Section 951 and Section 951A of the Code (or any similar or analogous state, local or foreign Income Tax Laws), other than those referred to in clause (ii) below, will be allocated between the Pre-Closing Tax Period and the Tax period beginning after the Closing Date based on an interim closing of the books as of the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period and (ii) the amount of property Taxes and ad valorem Taxes for a Straddle Period will be allocated between the Pre-Closing Tax Period and the Tax period beginning after the Closing Date based on the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the applicable portion of the Straddle Period and the denominator of which is the total number of days in such Straddle Period.

(d) Without the prior written consent of Faraday or ISH, as applicable, (not to be unreasonably withheld, conditioned, or delayed), the Company shall not file or cause or permit any of its Affiliates to file, any amended Tax Return with respect to any period ending on or prior to the Closing Date or make any Tax election or effect any change in Tax accounting method affecting any such period except, in each case, to the extent such action could reasonably be expected to result in a claim for indemnification under this Agreement.

(e) If (i) the Company or Faraday, or any of their respective Affiliates receive a notice from a Governmental Authority of its intent to audit, examine or conduct another proceeding with respect to Taxes of ILG and its Subsidiaries for any Pre-Closing Period or (ii) the Company or ISH, or any of their respective Affiliates receive a notice from a Governmental Authority of its intent to audit, examine or conduct another proceeding with respect to Taxes of ISI and its Subsidiaries for any Pre-Closing Period (in each case, a “Tax Claim”), then the Company shall notify Faraday or ISH, as applicable, within ten (10) Business Days after receiving such notice; provided that the failure to timely notify the applicable party of such Tax Claim shall not affect the rights or obligations of the parties under this Agreement except to the extent that the parties hereto have been actually and materially prejudiced as a result of such failure. The Company shall diligently control any such Tax Claim; provided that the Company shall (A), for any Tax Claim with respect to ILG and its Subsidiaries, not settle such Tax Claim that could reasonably be expected to result in an indemnification claim under this Agreement without ISH’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall keep ISH reasonably informed with respect to any such Tax Claim and ISH shall have the right to participate in any such Tax Claim (at its own expense) and (B), for any Tax Claim with respect to ISI and its Subsidiaries, not settle such Tax Claim that could reasonably be expected to result in an indemnification claim under this Agreement without Faraday’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall keep Faraday reasonably informed with respect to any such Tax Claim and Faraday shall have the right to participate in any such Tax Claim (at its own expense).

(f) Any dispute as to any matter covered by this Section 9.05 shall be resolved by a nationally recognized independent accounting firm mutually agreeable to Faraday and ISH (the “Accountant”) and the costs of the Accountant shall be borne by the Company. If any dispute with respect to a Pre-Closing Tax Return prepared and filed pursuant to this Section 9.05 is not resolved prior to the due date for filing such Tax Return, then such Tax Return shall be filed in the manner which the party responsible for preparing such Pre-Closing Tax Return under this Agreement deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability of any party under this Agreement, and the parties shall amend any such Pre-Closing Tax Return to reflect the final determination of the Accountant.

(g) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by Faraday and fifty percent (50%) by ISH. The parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(h) ISH shall use reasonable best efforts to cause a timely election to be made pursuant to Section 336(e) of the Code and Treasury Regulations §1.336-2 (and any analogous provision of state or local income Tax Law, to the extent that such election is separately available, in each state and local jurisdiction where Crew 2, Inc., a Minnesota corporation, is subject to income Tax) with respect to the purchase by Interior Logic Group, Inc. of the stock of Crew 2, Inc. on December 27, 2017.

Section 9.06 Access to Information. During the Interim Period, to the extent permitted by applicable Law and Contracts, each of the parties hereto shall, and shall cause its respective Subsidiaries to, afford to the other parties reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts (other than any Contracts that are determined to be of a competitively sensitive nature, which Contracts will provided to such other parties’ legal counsel), commitments, personnel and records and shall furnish, or cause to be furnished, reasonably promptly all information (financial or otherwise) concerning its business, properties and personnel as any of the other parties may reasonably request. Faraday and/or ISI shall furnish ISH and ILG with ISI’s unaudited consolidated balance sheet and the related statements of income and cash flows for each fiscal month within thirty (30) days following the end of each such fiscal month. ISH and/or ILG shall furnish Faraday and ISI with ILG’s unaudited consolidated balance sheet and the related statements of income and cash flows for each fiscal month within thirty (30) days following the end of each such fiscal month. Each party hereto will hold, and will cause its representatives to hold, any nonpublic information, including any information exchanged pursuant to this Section 9.06, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements. Each party hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) could reasonably be expected to have, individually or in the aggregate, an ILG Material Adverse Effect or an ISI

Material Adverse Effect, as applicable, or (ii) if unremedied by the Closing Date, would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same; provided, however, that no such notification shall affect the representations, warranties and covenants of any party or relieve any party of any breach of any such representation, warranty or covenant or affect the remedies available to the other parties receiving notice hereunder. Notwithstanding anything to the contrary in this Agreement, no party shall be required to disclose any information to any other party if such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege.

Section 9.07 Transaction Costs. Except as otherwise provided herein, all Expenses shall be paid by the party incurring such Expenses if the Closing does not occur; provided, however, if the Closing occurs, then the Company shall pay the Expenses on behalf of itself and the other parties hereto; provided, further, that if the Closing does not occur all Expenses related to the Debt Financing will be borne fifty percent (50%) by Faraday and fifty percent (50%) by ISH.

Section 9.08 R&W Insurance Policy.

(a) Faraday shall use commercially reasonable efforts to cause the ISI R&W Insurance Policy to be issued promptly after the Closing (in accordance with the terms of the binder thereof) and to remain in full force and effect thereafter, including, without limitation: (a) paying when due all premiums, fees, costs and taxes payable thereunder and (b) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the ISI R&W Insurance Policy. Faraday and its Affiliates shall not terminate, cancel, amend, waive or otherwise modify the ISI R&W Insurance Policy or any of the coverage thereunder in a manner that is materially adverse to ISH prior to, at or at any time after the Closing. The ISI R&W Insurance Policy shall name the Company as the named insured.

(b) ISH shall use commercially reasonable efforts to cause the ILG R&W Insurance Policy to be issued promptly after the Closing (in accordance with the terms of the binder thereof) and to remain in full force and effect thereafter, including, without limitation: (a) paying when due all premiums, fees, costs and taxes payable thereunder and (b) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the ILG R&W Insurance Policy. ISH and its Affiliates shall not terminate, cancel, amend, waive or otherwise modify the ILG R&W Insurance Policy or any of the coverage thereunder in a manner that is materially adverse to Faraday prior to, at or at any time after the Closing. The ILG R&W Insurance Policy shall name the Company as the named insured.

Section 9.09 No Solicitation.

(a) Until the earlier of the Closing and the date of termination of this Agreement pursuant to Section 3.04, none of the parties hereto nor any of their respective Affiliates, Subsidiaries or Representatives shall, directly or indirectly, take any of the following actions with any Person other than any other party hereto and its respective designees: (i) solicit, initiate or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving such party or any of its Subsidiaries, (B) the acquisition of beneficial ownership of any equity or ownership interest in such party or any of its Subsidiaries, whether by issuance by such party or any of its Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the equityholders of such party or otherwise or (C) the license or transfer of all or a material portion of the assets of such party or any of its Subsidiaries (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition; provided, however, that a party’s Representatives may respond to unsolicited inquiries, but solely for the purpose of communicating that such party is not able to entertain the unsolicited offer. Each party hereto shall notify the other parties hereto orally and in writing promptly after receipt of any proposal or offer from any Person to effect a Third-Party Acquisition. Immediately following the execution of this Agreement, the parties hereto shall, and shall direct their Representatives to, terminate any existing discussions or negotiations with any Persons, other than the parties hereto and their respective Affiliates and Representatives, concerning any purchase of the equity interests of ISI, ILG or their respective Subsidiaries or substantially all of the assets of ISI, ILG or their respective Subsidiaries or any merger or recapitalization transaction involving ISI, ILG or their respective Subsidiaries, and shall not recommence such negotiations unless and until this Agreement is terminated.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 9.09 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that the non-breaching party shall be entitled to seek an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 9.09 and to seek to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction, this being in addition to any other remedy to which such party may be entitled at law or in equity.

Section 9.10 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 9.11 Provision Respecting Legal Representation.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to ISH and other members of the ISH Group, on the one hand, and ILG, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the ISH Group or any director, member, partner, officer, employee or Affiliate of the ISH Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of ILG, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Faraday further agrees, on its own behalf and on behalf of its Affiliates that, in the event ISH assumes the defense of a third party claim brought against ILG, notwithstanding that Kirkland & Ellis LLP may be representing ILG in connection with such third party claim, Faraday waives any claim of conflict of interest with respect to Kirkland & Ellis LLP’s representation of the ISH Group in connection with any dispute between Faraday and ISH, including in connection with disputes under this Agreement, other than any dispute related to the third party claim itself. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between ILG and ISH, on the one hand, and their external legal counsel, including but not limited to Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between ILG and the ISH Group and such counsel (collectively, the “ILG Privileged Communications”) and thereby property of the ISH Group, and from and after the Closing neither ILG nor any Person purporting to act on behalf of or through ILG, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such ILG Privileged Communications prior to the Closing Date, Faraday and ILG together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the ILG Privileged Communications in any action against or involving any of the ISH Group or any director, member, partner, officer, employee or Affiliate of the ISH Group after the Closing.

(b) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Sheppard, Mullin, Richter & Hampton LLP may serve as counsel to Faraday and other members of the Faraday Group, on the one hand, and ISI, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Sheppard, Mullin, Richter & Hampton LLP (or any successor) may serve as counsel to the Faraday Group or any director, member, partner, officer, employee or Affiliate of the Faraday Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of ISI, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. ISH further agrees, on its own behalf and on behalf of its Affiliates that, in the event Faraday assumes the defense of a third party claim brought against ISI, notwithstanding that Sheppard, Mullin, Richter & Hampton LLP may be representing ISI in connection with such third party claim, ISH waives any claim of conflict of interest with respect to Sheppard, Mullin, Richter & Hampton LLP’s representation of the Faraday Group in connection with any dispute between ISH and Faraday, including in connection with disputes under this Agreement, other than any dispute related to the third party claim itself. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between ISI and Faraday, on the one hand, and their external legal counsel, including but not limited to Sheppard, Mullin, Richter &

Hampton LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between ISI and the Faraday Group and such counsel (collectively, the “ISI Privileged Communications”) and thereby property of the Faraday Group, and from and after the Closing neither ISI nor any Person purporting to act on behalf of or through ISI, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such ISI Privileged Communications prior to the Closing Date, ISH and ISI together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the ISI Privileged Communications in any action against or involving any of the Faraday Group or any director, member, partner, officer, employee or Affiliate of the Faraday Group after the Closing.

Section 9.12 Financing.

(a) ISH shall use its reasonable best efforts to cause the initial funding of the Debt Financing on the Closing Date, including using reasonable best efforts to: (i) enter into the Debt Financing Agreements; (ii) satisfy (or obtain a waiver) on a timely basis of all express conditions precedent in the Debt Commitment Letter in its control to the initial funding on the Closing Date of the Debt Financing; and (iii) consummate the initial funding of the Debt Financing at the Closing (provided that nothing herein shall be construed to require ISH to seek specific performance or otherwise commence litigation against any Debt Financing Source). ISH shall deliver, or cause to be delivered, drafts of the Debt Financing Agreements to Faraday and its attorneys from time to time promptly upon reasonable request therefor, and such drafts shall be subject to the reasonable review and comment by Faraday and its attorneys in all respects. ISH shall not, and shall not permit any of its Affiliates to, without the prior written consent of Faraday, take or fail to take any action or enter into any transaction that would reasonably be expected to prevent the initial funding on the Closing Date of the Debt Financing.

(b) Faraday, ISI and its Subsidiaries shall use their reasonable best efforts (and cause their respective representatives (including independent public accountants and attorneys)) to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by ISH including by (i) participating in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, lenders’ presentations, prospectuses and other customary marketing materials and other materials required in connection with the Debt Financing (such information referred to in this clause (ii), the “Required Marketing Information”); (iii) furnishing ISH and its Debt Financing Source (x) financial and other pertinent information regarding Faraday and its Subsidiaries as may be reasonably requested by ISH (including providing the Required Financial Information on or prior to the date such information becomes deliverable under paragraph 3 of Annex IV to the Debt Commitment Letter (and prepared in the manner required under such paragraph)) and (y) the Required Marketing Information; (iv) requesting of the appropriate Person and obtaining such customary accountants’ cold comfort letters, consents, surveys and title insurance as reasonably requested by ISH and the Debt Financing Source; (v) providing the Debt Financing Source reasonable access (subject to confidentiality restrictions and following a reasonable advance notice) to Faraday and its Subsidiaries and their assets, cash management and accounting systems; (vi) requesting of the appropriate Person and delivering PATRIOT Act, anti-money laundering rules and regulations or other related “know your customer” information of Faraday and its Subsidiaries at least four (4) Business Days prior to the Closing Date as reasonably requested by ISH or the Debt Financing Source at least nine (9) Business Days prior to the Closing Date; (vii) making Faraday’s and its Subsidiaries’ respective executive officers, representatives and advisors available to assist the Debt Financing Source and otherwise reasonably cooperating in connection with the consummation of the Debt Financing; (viii) executing and delivering customary officers, closing and secretary’s certificates and definitive financing documentation, including reasonably facilitating the provision of guarantees and pledging of collateral and customary security documents and certificates, payoff letters, Encumbrance terminations and instruments of discharge (to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness and Encumbrances under any Indebtedness to be extinguished on the Closing Date), and otherwise assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, reasonably required to be delivered under customary definitive financing documentation and on terms consistent with the Debt Commitment Letter; (ix) using reasonable best efforts to cooperate with ISH to satisfy the conditions precedent in the Debt Commitment Letter to the initial funding on the Closing Date of the Debt Financing to the extent within the control of Faraday and its Subsidiaries; (x) ensuring that there shall be no competing issuance, offering, placement or arrangement of any debt securities or syndicated credit facilities if with the announcement or placement of such debt securities or syndicated credit facilities would reasonably be expected to have a material detrimental effect upon the primary syndication of the Debt Financing; (xi) using commercially reasonable efforts to ensure that the syndication of the Debt Financing benefits from the existing lending relationships of Faraday and its Subsidiaries; and (xii) requesting that the administrative agent and collateral agent under certain existing Indebtedness of Faraday and its Subsidiaries provide the payoff letters referred to in Section 3.03(e)(iv); provided, that none of Faraday and its Subsidiaries shall be required to provide cooperation under this Section 9.12(b) that (A) unreasonably interferes with their ongoing business (B) requires the execution of such documentation or corporate or similar resolution, each of which is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing (other than (x) the payoff letters, Encumbrance terminations and instruments of discharge contemplated under subclause (viii) above and (y) customary management or authorization letters). Without limiting the foregoing, Faraday shall promptly deliver to ISH the Updated Financial Statements as they are finalized in the ordinary course between the date of this Agreement and the Closing Date.

(c) ISH hereby agrees to indemnify and hold harmless Faraday, ISI and their Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith, except to the extent suffered or incurred by such indemnitee’s bad faith, willful misconduct, gross negligence or breach of this Agreement. Faraday and ISI hereby consent to and authorize (i) the use of the Required Financing Information, and as of the date hereof, Faraday and ISI are not aware of any limitation on the use of the Required Financing Information and (ii) the use of ISI’s and its Subsidiaries’ logos, trademarks and trade names in connection with the Debt Financing; provided, that such logos, trademarks and trade names are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage ISI or its Subsidiaries.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect until the one (1) year anniversary of the Closing Date, except for (i) the representations and warranties contained in Section 4.01 (Formation; Good Standing; Authority), Section 4.02 (Capitalization), Section 4.03 (Subsidiaries), Section 4.05(d) (Cash, Indebtedness and Net Working Capital Schedule), Section 4.06 (Absence of Changes) solely with respect to the actions set forth in Sections 9.01(c) and (u), Section 4.08 (Taxes), Section 4.16 (No Brokers), Section 4.23 (Affiliate Transactions), Section 6.01 (Organization), Section 6.02 (Authorization; Validity of Agreement; Necessary Action), Section 6.04 (Brokers), Section 6.06 (Ownership of ISI Common Stock), Section 8.01 (Organization), Section 8.02 (Authorization; Validity of Agreement; Necessary Action), Section 8.04 (Capitalization; Subsidiaries), Section 8.05 (Assets; Liabilities) and Section 8.06 (No Brokers) (collectively, the “ISI Fundamental Representations”) and (ii) Section 5.01 (Formation; Good Standing; Authority), Section 5.02 (Capitalization), Section 5.03 (Subsidiaries), Section 5.05(d) (Cash, Indebtedness and Net Working Capital Schedule), Section 5.06 (Absence of Changes) solely with respect to the actions set forth in Sections 9.01(c) and (u), Section 5.08 (Taxes), Section 5.16 (No Brokers), Section 5.23 (Affiliate Transactions), Section 7.01 (Organization), Section 7.02 (Authorization; Validity of Agreement; Necessary Action), Section 7.04 (Brokers) and Section 7.06 (Ownership of ILG Common Units) (collectively, the “ILG Fundamental Representations”), in each case, which shall survive until the six (6) year anniversary of the Closing. All covenants, obligations or undertakings of the parties hereto set forth in this Agreement which by their terms are to be performed on or prior to the Closing Date shall survive the Closing and shall remain in full force and effect until the one (1) year anniversary of the Closing Date. All other covenants, obligations or undertakings of the parties hereto set forth in this Agreement shall survive until fully performed and shall terminate and expire in accordance with their respective terms. Any representation, warranty or covenant that would otherwise terminate in accordance with the preceding sentences will continue to survive until the related claim for indemnification has been satisfied, waived, judicially dismissed or otherwise resolved as provided in this Article X.

Section 10.02 Indemnification.

(a) From and after the Closing, subject to the other terms and conditions of this Agreement, Faraday shall indemnify, defend and hold ISH and its officers, directors, employees and Affiliates (each an “ILG Indemnified Party”) harmless and indemnified for any Losses arising from (i) any breach, inaccuracy or misrepresentation of any representation or warranty of Faraday, ISI or the Company contained herein, or in any certificate, document or other instrument delivered pursuant to this Agreement or (ii) any breach of any covenant or agreement of Faraday, ISI or the Company contained herein or in any certificate, document or other instrument delivered pursuant to this Agreement.

(b) From and after the Closing, subject to the other terms and conditions of this Agreement, ISH shall indemnify, defend and hold Faraday and its officers, directors, employees and Affiliates (each an “ISI Indemnified Party”) harmless and indemnified for any Losses arising from (i) any breach, inaccuracy or misrepresentation of any representation or warranty of ISH or ILG contained herein, or in any certificate, document or other instrument delivered pursuant to this Agreement or (ii) any breach of any covenant or agreement of ISH or ILG contained herein or in any certificate, document or other instrument delivered pursuant to this Agreement.

(c) The Indemnified Parties’ indemnification rights pursuant to Section 10.02(a) and Section 10.02(b) shall be limited as follows:

(i) The ILG Indemnified Parties shall not be entitled to any indemnification under Section 10.02(a)(i) with respect to any claim for indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 10.02(a)(i) exceeds Four Million Dollars ($4,000,000) (the “Threshold”), and if the aggregate amount of all Losses that would otherwise be indemnifiable pursuant to Section 10.02(a)(i) exceeds the Threshold, then the ILG Indemnified Parties’ sole source of recovery for all indemnifiable Losses pursuant to Section 10.02(a)(i) in excess of the Threshold shall be the ILG R&W Insurance Policy.

(ii) The ISI Indemnified Parties shall not be entitled to any indemnification under Section 10.02(b)(i) with respect to any claim for indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 10.02(b)(i) exceeds the Threshold, and if the aggregate amount of all Losses that would otherwise be indemnifiable pursuant to Section 10.02(b)(i) exceeds the Threshold, then the ISI Indemnified Parties’ sole source of recovery for all indemnifiable Losses pursuant to Section 10.02(b)(i) in excess of the Threshold shall be the ISI R&W Insurance Policy.

(iii) Except as a result of Fraud, the maximum aggregate amount of indemnifiable Losses for which the ISI Indemnified Parties may be indemnified pursuant to this Article X shall not exceed $400,000,000 and the maximum aggregate amount of indemnifiable Losses for which the ILG Indemnified Parties may be indemnified pursuant to this Article X shall not exceed $400,000,000. Notwithstanding anything to contrary herein, except in the case of Fraud, no Indemnified Party shall have any direct recourse against any Indemnifying Party for any Losses under Section 10.02(a)(i) or Section 10.02(b)(i), as applicable, it being the agreement of the parties hereto that the sole recourse of such Indemnified Party shall be to make claims against the ISI R&W Insurance Policy or the ILG R&W Insurance Policy, as applicable (regardless of whether such R&W Insurance Policy is in effect at such time or would cover the applicable Losses). No Indemnifying Party shall be personally liable for indemnification under Section 10.02(a) or Section 10.02(b), as applicable, unless a recovery from the applicable R&W Insurance Policy is not available with respect to such Losses.

(iv) (iv) Except as a result of Fraud, no indemnification shall be payable to an Indemnified Party with respect to claims asserted by such Indemnified Party pursuant to Section 10.02(a) or Section 10.02(b), as applicable, after the expiration of the applicable survival period set forth in Section 10.01.

(d) The amount of any Loss subject to indemnification under this Section 10.02 shall be calculated net of (i) any insurance proceeds actually received by the Indemnified Party on account of such Loss, and (ii) any indemnification payments made by any third party actually received by the Indemnified Party. The Indemnified Party shall use commercially reasonable efforts to seek recovery under all insurance policies (including the applicable R&W Insurance Policy) covering any Loss; provided that recovery under such policies (other than the applicable R&W Insurance Policy) shall not delay the obligation of the Indemnifying Party to make indemnification payments hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery, less the costs of obtaining such recovery including a reasonable estimate of the costs going forward in connection with such claim or recovery, shall be made promptly to the Indemnifying Party.

(e) Any Indemnified Party shall give the Indemnifying Party written notice of any claim, assertion, event or proceeding as to which such Indemnified Party may request indemnification hereunder or as to which the Threshold may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Indemnified Party first learns of such claim, assertion, event or proceeding. Such notice (a “Claim Notice”) shall reasonably describe the amount and nature of such claim, assertion, event or proceeding, and shall include copies of all correspondence received from any third party in connection with any such claim. The failure to so notify the Indemnifying Party shall not extinguish any and all rights to indemnification hereunder with respect to such matter, except to the extent the Indemnifying Parties have been actually and materially prejudiced thereby.

(f) With respect to any third party claim for which indemnification is sought under Section 10.02(a) or Section 10.02(b), as applicable, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at the Indemnifying Party’s expense if: (i) the Indemnifying Party shall have confirmed in writing that the Indemnifying Parties would be obligated under the provisions hereof to indemnify the Indemnified Parties with respect to such third party claim if such third party claims are valid, (ii) no criminal penalties or injunctive relief would be imposed on any Indemnified Party in connection with such claim or action, (iii) the Indemnifying Party actively prosecutes or defends such claim or proceeding (and upon petition by the Indemnified Party to the appropriate court, is not determined to have failed to do so), and (iv) the Indemnified Party does not reasonably conclude that the Indemnified Party and the Indemnifying Party have conflicting interests with respect to such claim or proceeding.

(i) (A) If the Indemnifying Party elects to assume the defense of a third party claim, (x) the attorneys’ fees of the Indemnifying Parties and other defense costs incurred shall be borne by the Indemnifying Parties and (y) the Indemnifying Party shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the expenses of the Indemnified Party shall be paid for by the Indemnified Party and shall not be recoverable as part of any indemnification claim. (B) Notwithstanding anything to the contrary in this Section 10.02(f), should any third party claim involve a situation where it is more likely than not, as reasonably determined by the Indemnified Party, that greater than fifty percent

(50%) of the Losses arising from such third party claim that would otherwise be subject to indemnification under this Article X will be borne by the Indemnified Party due to the existence of the limitations on indemnification contained in this Article X, the Indemnified Party and the Indemnifying Party shall jointly consult as to any such third party claim, and the Indemnified Party shall have the right to assume the sole defense thereof by representatives chosen by it and shall be entitled to control any settlement or compromise of such third party claim (at the expense of the Indemnifying Party); provided that (x) the Indemnifying Party shall be entitled to participate in the defense of such third party claim and to employ counsel at its own expense to assist in the handling of such third party claim and (y) any settlement of such claim remains subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days after the receipt of the Indemnified Party’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive the right (if any) to indemnity therefor pursuant to this Agreement, provided that any settlement of such claim remains subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) If the Indemnifying Party assumes the defense of a third party claim, the Indemnifying Party shall have the right to settle such claim; provided, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim. Each Indemnified Party shall, at the expense of the Indemnifying Party, cooperate fully with the Indemnifying Party and provide the Indemnifying Party and its counsel with reasonable access (subject to such restrictions as may be required under confidentiality agreements, to protect attorney-client privilege and similar restrictions) to all records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with the Indemnifying Party in the defense or settlement thereof.

(iii) If the Indemnifying Party assumes the defense of a third party claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment.

(iv) Notwithstanding anything herein to the contrary, if the Indemnifying Party fails to defend or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement (exercising reasonable business judgment) thereof.

(v) If the Indemnified Party assumes the defense of a third party claim pursuant to Section 10.02(f)(iv), the Indemnifying Party shall be deemed to have waived their rights to defend or settle such claims, but the Indemnifying Party will have the right, at its expense, to attend, but not otherwise participate in, proceedings with such third parties.

(vi) If the Indemnified Party assumes the defense of any third party claim, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement of such claim or proceeding and to consent thereto (not to be unreasonably withheld, conditioned or delayed), in each case at the expense of the Indemnifying Party.

(g) With respect to any non-third party claim for indemnification hereunder, if the parties hereto are unable to negotiate a settlement of such claim, then such claim shall be resolved in accordance with Section 11.06, Section 11.08 and Section 11.09.

(h) (h) Except for Fraud, anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(i) After the Closing, each Indemnified Party shall take all commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses; provided that this clause (i) shall not require an Indemnified Party to (x) commence or threaten to commence legal proceedings against any customers (including homebuilders), suppliers, subcontractors, or business relations of the Company and its Subsidiaries or (y) maintain or renew any insurance policies or any minimum amounts of coverage thereunder (other than the applicable R&W Insurance Policy).

(j) Any Loss for which any Indemnified Party is entitled to indemnification under this Section 10.02 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(k) Each of the parties hereto have agreed that the Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article X relating to the representations, warranties, covenants and obligations of the other parties hereto are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the applicable Indemnified Party with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the applicable Indemnified Party shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any Indemnified Party or any of their representatives, regardless of whether obtained through any investigation by any Indemnified Party or any representative of any Indemnified Party or through disclosure by the Indemnifying Party or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement or by reason of the fact that an Indemnified Party or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

(l) Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that in all cases in determining whether there has been a breach of a representation or warranty, or in determining the amount of any Loss(es) with respect to such breach, any and all qualifications as to “material,” “materiality,” “ISI Material Adverse Effect” or “ILG Material Adverse Effect” (or any similar qualification) (“Materiality Qualifiers”) shall be ignored and the applicable Losses shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty (other than the first and third Materiality Qualifier in the first sentence of Section 4.05(b) and Section 5.05(b) (Financial Statements), the Materiality Qualifier in Section 4.06 and Section 5.06 (Absence of Changes) or the Materiality Qualifiers in the terms “ILG Material Agreements” and “ISI Material Agreements”).

Section 10.03 Remedies Exclusive.

(a) From and after the Closing, the rights of the parties to indemnification relating to this Agreement, the agreements, certificates, and instruments delivered in connection with this Agreement or the transactions contemplated hereby or thereby shall be strictly limited to those contained in this Article X and such indemnification rights shall be the sole and exclusive remedies of the parties subsequent to the Closing with respect to any matter in any way relating to this Agreement, the agreements, certificates, and instruments delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, in each case, except in the case of Fraud. To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement, the agreements, certificates, and instruments delivered in connection with this Agreement or the transactions contemplated hereby or thereby, whether under any laws at common law or otherwise, in each case, except in the case of Fraud. Except (i) in the case of Fraud or (ii) to the extent set forth in this Article X, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement.

(b) Notwithstanding anything the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this Article X shall not apply with respect to (i) Fraud or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance in accordance with Section 11.11.

Section 10.04 Payments; Treatment of Payments. Any indemnification payments by an Indemnifying Party pursuant to this Article X shall be delivered by the Indemnifying Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) days after the determination thereof. All indemnification payments made pursuant to this Article X shall be treated as adjustments to the consideration received by the applicable party hereto in connection with the contributions described in Article II, except as otherwise required by applicable Law.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Electronic Data Room. Any information or documents provided in the Electronic Data Room prior to the date of this Agreement shall be deemed to have been “made available” to each of the other parties hereto as such phrase is used in this Agreement.

Section 11.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) when transmitted via facsimile or email (provided, that, if such facsimile or email is delivered after 5:00 p.m. Pacific time or on a day other than a Business Day, then on the next following Business Day), (c) three (3) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, or (d) one (1) Business Day after being sent by a nationally recognized overnight courier (charges prepaid). Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice from such party)

(a) if to Faraday and/or ISI, (or, prior to the Closing, the Company) to:

Interior Specialists, Inc.

16267 Laguna Canyon Rd.

Irvine, CA 92618

Attn: Alan Davenport

Email: adavenport@isidc.com

Facsimile: (760) 438-9663

Littlejohn & Co. LLC

8 Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attn: Steven G. Raich

Fax No.: (203) 552-3550

E-mail: sraich@LittlejohnLLC.com

with a copy to:

Interior Specialists, Inc.

16267 Laguna Canyon Rd.

Irvine, CA 92618

Attn: General Counsel

Email: Richard.Strulson@isidc.com

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attn: Shon Glusky

Email: sglusky@sheppardmullin.com

Facsimile: (212) 655-1717

(b) if to ISH and/or ILG, to:

Platinum Equity Capital Partners IV, L.P.

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attn: General Counsel

Email: ekalawsi@platinumequity.com

Facsimile: (310) 712-1863

with a copy to:

Kirkland & Ellis LLP

333 South Hope Street, 29th Floor

Los Angeles, California 90071

Attn: Rick Madden and Bryan Ikegami

Email: rick.madden@kirkland.com and bryan.ikegami@kirkland.com

Facsimile: (213) 680-8500

(c) if to the Company (following the Closing), to:

Interior Specialists, Inc.

16267 Laguna Canyon Rd.

Irvine, CA 92618

Attn: Alan Davenport

Email: adavenport@isidc.com

Facsimile: (760) 438-9663

Littlejohn & Co. LLC

8 Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attn: Steven G. Raich

Fax No.: (203) 552-3550

E-mail: sraich@LittlejohnLLC.com

with a copy to:

Interior Specialists, Inc.

16267 Laguna Canyon Rd.

Irvine, CA 92618

Attn: General Counsel

Email: Richard.Strulson@isidc.com

Notwithstanding the foregoing, all notices to be provided hereunder to the Company, ISI or Faraday after April 30, 2018 shall be addressed to the following addresses with copies to those parties provided above:

Interior Specialists, Inc.

10 Bunsen

Irvine, CA 92618

Attn: Alan Davenport

Email: adavenport@isidc.com

Facsimile: (760) 438-9663

Littlejohn & Co. LLC

8 Sound Shore Drive, Suite 303

Greenwich, CT 06830

Attn: Steven G. Raich

Fax No.: (203) 552-3550

E-mail: sraich@LittlejohnLLC.com

Section 11.03 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

Section 11.04 Entire Agreement. This Agreement, including, without limitation, the exhibits and schedules hereto, the Confidentiality Agreements, the Ancillary Agreements and the other agreements, certificates and instruments delivered in connection herewith and therewith, constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties regarding the subject matter of this Agreement.

Section 11.05 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except as provided in Section 10.02, which are intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.14 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything to the contrary contained herein, the Debt Financing Sources and their Related Parties shall be and are express, intended third party beneficiaries of, and may enforce, this Section 11.05, Section 11.15 and Section 11.17.

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.07 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of Faraday and ISH, and any such assignment shall be void ab initio; provided, however, that ISH may, subject to compliance with the Second Amended and Restated LLC Agreement without the consent of any other party, assign all or any of its respective rights and obligations hereunder as collateral security to any lender to ISH or any Affiliate of ISH; provided, further, that no such assignment shall relieve ISH of its obligations hereunder if such assignee does not perform such obligations. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns.

Section 11.08 Consent to Jurisdiction. Each of the parties hereby irrevocably consents and voluntarily submits to personal jurisdiction, service of process and venue in the state or federal courts of the State of Delaware located in Wilmington for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought. The parties irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection to the laying of venue or the convenience of the forum of any claim, suit or proceeding arising under this Agreement in the state or federal courts of the State of Delaware located in Wilmington.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.11 Specific Performance; Equitable Remedies. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the right of the parties to obtain an injunction or other appropriate form of specific performance or equitable relief described in this Section 11.11, no such right may be enforced to seek specific performance of any party’s obligation to consummate the Closing unless, (a) (i) in the case the party seeking specific performance is ISH, ILG or the Company, all conditions to Closing set forth in Section 3.01(a) (other than those conditions that by their terms or nature are to be satisfied at Closing, each of which shall be capable of being satisfied if the Closing would then have been consummated) have been satisfied, or (ii) in the case the party seeking specific performance is Faraday, ISI or the Company, all conditions to Closing set forth in Section 3.01(b) (other than those conditions that by their terms or nature are to be satisfied at Closing, each of which shall be capable of being satisfied if the Closing would then have been consummated) have been satisfied, (b) the party who is sought to be caused to consummate the Closing is required to complete the Closing pursuant to Section 3.02, (c) the Debt Financing has been funded or the Debt Financing Source has provided written notice that there are no other conditions to the Debt Financing that remain unsatisfied (other than those conditions that by their terms or nature are to be satisfied at Closing, each of which shall be capable of being satisfied if the Closing would then have been consummated) and the Debt Financing will be funded at Closing, (d) the parties seeking specific performance have irrevocably confirmed in writing that they are prepared to consummate the Closing on the terms set forth in this Agreement if specific performance is granted and (e) the party who is sought to be caused to consummate the Closing fails to complete the Closing in accordance with Section 3.02. Any and all remedies expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 11.12 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 11.13 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.14 Waiver. Any party hereto may, as to itself, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto, and/or (c) waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 11.15 Amendments. This Agreement may not be amended except by an instrument in writing signed by Faraday and ISH. Any amendment of Section 9.12(a), Section 11.05, Section 11.17 or this Section 11.15 in a manner that would be adverse to the Debt Financing Sources or their Related Parties shall require the prior written consent of such Debt Financing Sources.

Section 11.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, except in the case of Fraud, the parties hereto acknowledge and agree that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any past, present or future director, officer, agent or employee of any past, present or future member of any party hereto or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, agent or employee of any past, present or future member of any party hereto or of any Affiliate or assignee thereof, as such, for any obligation of the parties under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.17 Debt Financing Sources.

(a) Each of ISH, Faraday, ISI and the Company hereby (i) acknowledges that none of the Debt Financing Sources nor any of their Related Parties shall have any liability under this Agreement for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Debt Commitment Letter, the Debt Financing or any related agreements or the performance thereof, (ii) waives any rights or claims against any of the Debt Financing Sources under this Agreement, the Debt Commitment Letter, the Debt Financing or any related agreements or the performance thereof, whether at law or in equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source or any Related Party of a Debt Financing Source arising out of this Agreement in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any related agreements or the performance thereof or the transactions contemplated hereby or thereby.

(b) Notwithstanding anything to the contrary in this Agreement, each party hereto agrees (i) that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source or any Related Party of a Debt Financing Source in any way relating to this Agreement or the transactions contemplated hereby including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any federal or state court located in the State of New York in New York County in the Borough of Manhattan, (ii) that any such legal action, suit or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (iii) to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such legal action, suit or proceeding and (iv) to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding in any such court.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

FARADAY HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Robert Hess
Name: Robert Hess
Title: Chief Financial Officer

INTERIOR SPECIALISTS, INC.,
a California corporation

By:	/s/ Robert Hess
Name: Robert Hess
Title: Chief Financial Officer

Signature Pages – Contribution Agreement

INSTALLATION SERVICES HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

INSTALLATION SERVICES HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

Signature Pages – Contribution Agreement

INTERIOR LOGIC GROUP HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Robert Hess
Name: Robert Hess
Title: Authorized Person

Signature Pages – Contribution Agreement